UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)  and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000
March 25, 2011
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

April 27, 2011

The 2011 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held at 3:00 PM Eastern Time on Wednesday, April 27, 2011, in the Auditorium at Selective’s principal offices, which are located at, and have a mailing address of, 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect three Class I and five Class III directors for a one-year term expiring in 2012;

2.	Approve a non-binding advisory resolution on the compensation of Selective’s named executive officers;

3.	Approve a non-binding advisory resolution on the frequency of an advisory resolution on the compensation of our named executive officers; and

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We plan a brief business meeting focused on these items and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting.  The Board of Directors recommends that:  (i) you vote “FOR” all of the nominees to the Board of Directors; (ii) you vote in favor of Proposals 2 and 4; and (iii) for Proposal 3, you vote for a stockholders’ advisory vote on the compensation of our named executive officers to be held “EVERY YEAR.”  These proposals are further described in the proxy statement.

Also enclosed is Selective’s 2010 Annual Report to Stockholders.  At the meeting, we will be making a brief presentation on operations and will offer time for your comments and questions.

Selective stockholders of record at the close of business on March 4, 2011 are entitled to notice of, and to vote at, the meeting and any adjournment of it.  A quorum is a majority of outstanding shares.  YOUR VOTE IS IMPORTANT.  WE URGE YOU TO VOTE YOUR SHARES BY:  (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE.  YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2011 ANNUAL MEETING.

Very truly yours,
Gregory E. Murphy
Chairman of the Board, President and Chief Executive Officer

By Order of the Board of Directors:
Robyn P. Turner
Corporate Secretary

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 27, 2011

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective”) will be held on Wednesday, April 27, 2011, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890.  Directions are on the back of this Proxy Statement.

WHEN WAS THIS PROXY STATEMENT MAILED?

This Proxy Statement is being mailed to stockholders on or about March 25, 2011.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 4, 2011, is entitled to one vote per share owned.  There were 54,017,474 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your “proxy,” or your authorization for our named proxies, Paul D. Bauer and S. Griffin McClellan III, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies.  Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, or special letter by directors, officers, and regular Selective employees for no additional compensation.  Selective has engaged Georgeson Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials.  Georgeson will provide such services for an estimated fee of approximately $8,000 plus expenses.  Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 27,008,738 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote) constituting a quorum, must be in attendance or represented by proxy.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting four proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING EIGHT NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:  PAUL D. BAUER, JOHN C. BURVILLE, JOAN M. LAMM-TENNANT, MICHAEL J. MORRISSEY, GREGORY E. MURPHY, CYNTHIA S. NICHOLSON, RONALD L. O’KELLEY, AND WILLIAM M. RUE.

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters beginning on page 6.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all the nominees;
▪	Vote “AGAINST” all of the nominees;
▪	Vote “FOR” or “AGAINST” specific nominees; or
▪	Abstain from voting.

Under our By-Laws, as amended on December 3, 2010, assuming a quorum is present, directors in uncontested elections must be elected by a majority of votes cast.  A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee.  In an uncontested election, any director nominee who does not receive a majority of the “for” votes cast is required to tender his or her resignation from the Board of Directors within five days of certified election results.  In such a case:  (i) the Corporate Governance and Nominating Committee must make a recommendation to the Board of Directors as to whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept such resignation and disclose its decision-making process.  Stockholders may not cumulate their votes.  Under New Jersey law and consistent with the proxy rules of the United States Securities and Exchange Commission (“SEC”), abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 2.	APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote in favor of Proposal 2;
▪	Vote against Proposal 2; or
▪	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting.  Under New Jersey law and consistent with the SEC’s proxy rules, abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes.

PROPOSAL 3.	APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

THE BOARD RECOMMENDS THAT YOU VOTE FOR A STOCKHOLDERS’ ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE HELD EVERY YEAR.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote in favor of the Board’s recommendation that an advisory vote on executive compensation be held every year;
▪	Vote in favor of an advisory vote on executive compensation being held every two years;
▪	Vote in favor of an advisory vote on executive compensation being held every three years; or
▪	Abstain from voting.

Assuming a quorum is present, the Proposal 3 selection that receives the most votes cast will be deemed the stockholders’ selection.  Under New Jersey law, and consistent with the SEC’s proxy rules, abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

You can find information about Selective’s relationship with KPMG LLP beginning on page 53.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 4, on which you may:

▪	Vote in favor of Proposal 4;
▪	Vote against Proposal 4; or
▪	Abstain from voting.

Assuming a quorum is present, Proposal 4 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting.  Under New Jersey law and the SEC’s proxy rules, abstentions will not be counted as votes cast and, accordingly, will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote at the Annual Meeting.  If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations, to vote on such matters according to their best judgment.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted.  The requirements for submitting proposals and nominations for this year’s meeting were set forth in Selective’s By-Laws.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.
BY MAIL.  Mark your voting instructions on, then sign and date the proxy card.  Then return the proxy card in the postage-paid envelope provided.  If you mail your proxy card, we must receive it before the beginning of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, the named proxies will vote your shares FOR each of the director nominees, FOR Proposals 2 and 4, and FOR the Board’s recommendation on Proposal 3.  If any other matters arise during the meeting that require a vote, the named proxies will exercise their discretion, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

2.
BY TELEPHONE.  Call the toll-free number on your proxy card to vote by telephone.  Follow the instructions on your proxy card and the voice prompts.  IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.
BY INTERNET.  Go to the website listed on your proxy card to vote through the Internet.  Follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and/or Internet access charges from your service providers.  IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, in order to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy before the proxy is exercised by writing to Selective’s Corporate Secretary, Robyn P. Turner, at the address in the meeting notice on the cover of this Proxy Statement.  You may also change your vote before the proxy is exercised by entering a new vote via the Internet, by telephone, or by returning a properly executed proxy bearing a later date.  Any subsequent timely and valid vote by any means will change your prior vote.  For example, if you voted by telephone, a subsequent Internet vote will change your vote.  The last vote received before noon central time on April 26, 2011 will be the vote that is counted, except that you may also change your vote by voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you properly execute your proxy on the accompanying form and return it to Selective or submit your proxy by telephone or Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions.  In the absence of instructions, the named proxies will vote your shares FOR each of the director nominees, FOR Proposals 2 and 4, and FOR the Board’s recommendation on Proposal 3.  If other matters should properly come before the meeting, the named proxies will vote on such matters, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions and broker non-votes (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter).  Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum.  Brokers may exercise their discretionary voting power for Proposal 4.

For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes.  Approval of Proposal 2 requires the affirmative vote of a majority of votes cast at the Annual Meeting.  The selection in Proposal 3 that receives the most votes cast at the Annual Meeting will be deemed the stockholders’ selection.  Abstentions and broker non-votes have no effect on the outcome of Proposals 2 and 3.  Approval of Proposal 4 requires the affirmative vote of a majority of votes cast at the Annual Meeting.  Abstentions have no effect on Proposal 4.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker.  When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.”  Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2011

This Proxy Statement is available on Selective’s internet website at www.selective.com.

INFORMATION ABOUT PROPOSAL 1
Election of Directors

Under our By-Laws, as amended on December 3, 2010, directors in uncontested elections must be elected by a majority of votes cast.  A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.  For more information on our majority voting policy, please see “Corporate Governance – Majority Voting for Directors in Uncontested Elections” beginning on page 16.

At its 2010 Annual Meeting of Stockholders, as part of an ongoing effort to adopt “best practices” in corporate governance, the Board recommended, and Selective’s stockholders approved, amendments to Selective’s Restated Certificate of Incorporation and By-Laws to phase out Selective’s classified board structure over the two-year period following the 2010 Annual Meeting.  Accordingly, at this Annual Meeting, three Class I directors and five Class III directors are standing for election for a one-year term.  The eligible Class II directors will stand for election for a one-year term at the 2012 Annual Meeting, after which time all directors will serve for one-year terms and, if re-nominated, will stand for election annually.  In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

Selective’s Board of Directors currently has 12 members.  Pursuant to Selective’s Restated Certificate of Incorporation, as amended, and its By-Laws, Selective may have a minimum of seven and a maximum of 20 directors.  By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors1.  The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

1 See chart on page 18 for further discussion of the Corporate Governance and Nominating Committee’s other responsibilities.

▪	Directors and management;
▪	Third party search firms that the Corporate Governance and Nominating Committee may engage; and
▪	Stockholders.

Any stockholder proposing Board candidate(s) must submit in writing all information required to be disclosed pursuant to Regulation 14A under the Exchange Act in a solicitation of proxies for the election of a director to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 40 Wantage Avenue, Branchville, NJ  07890.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;
▪	Professional and personal experience;
▪	Business judgment;
▪	Skills and expertise;
▪	Industry knowledge;
▪	Independence and avoidance or limitation of potential or actual conflicts of interest;
▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;
▪	Willingness to dedicate and devote sufficient time to Board duties and activities;
▪	Other appropriate and relevant factors, including the qualification and skills of the current members of the Board; and
▪	Diversity.

Although Selective has no formal diversity policy, its Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion.  Accordingly, diversity of thought, experience, gender, race, and ethnic background are greatly considered in the director evaluation process.

Director Nominees

No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the following eight incumbent Class I and Class III directors to stand for election at the 2011 Annual Meeting for terms expiring at the 2012 Annual Meeting or until a successor has been duly elected and qualified:  Paul D. Bauer, John C. Burville, Joan M. Lamm-Tennant, Michael J. Morrissey, Gregory E. Murphy, Cynthia S. Nicholson, Ronald L. O’Kelley, and William M. Rue.  The Board thanks W. Marston Becker for his five years of service to Selective.

All nominees have consented to being named in this Proxy Statement and to serving if elected.  The Board does not know of any reason why any of these nominees would decline or be unable to serve if elected.  If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee.  If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS
CLASS I – DIRECTORS NOMINATED TO CONTINUE IN OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected to Board of Directors	Occupation and Background
Gregory E. Murphy, 55 Employee Director, 1997
•     Chairman, President and Chief Executive Officer of Selective, since May 2000.
•     President and Chief Executive Officer of Selective, 1999 to 2000.
•     President and Chief Operating Officer of Selective, 1997 to 1999.
•     Other senior executive, management, and operational positions at Selective, since 1980.
•     Certified Public Accountant (New Jersey) (Inactive).
•     Trustee, Newton Memorial Hospital Foundation, since 1999.
•     Director, Property Casualty Insurers Association of America, since 2008.
•     Director, Insurance Information Institute, since 2000.
•     Trustee, the American Institute for CPCU (AICPCU) and the Insurance Institute of America (IIA), since 2001.
•     Graduate of Boston College (B.S. Accounting).
•     Harvard University (Advanced Management Program).
•     M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Murphy, with 31 years of service at Selective and 12 as Chief Executive Officer, is the Director most knowledgeable about our operations.  We consider his service on the Board extremely valuable to informed business and strategic decision-making.  He has broad experience and knowledge in the areas of reinsurance, and insurance pricing and industry fundamentals.  Mr. Murphy has extensive contacts in the insurance industry and serves as a director or trustee of several important industry groups.  He is an accountant, served as our Chief Financial Officer prior to assuming other leadership positions, and is extremely financially sophisticated.

Cynthia S. Nicholson, 46 Independent Director, 2009
•     Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., since September 2010.
•     Co-Founder, Pup To Go, LLC, since 2009.
•     Advisor, GamesThatGive, Inc., since March 2010
•     Principal Strategist and Director, GamesThatGive, Inc., 2009 to March 2010.
•     Senior Vice President and Chief Marketing Officer of Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.
•     Member, Association of National Advertisers Board, 2006 to 2008.
•     Graduate of Kelley School of Business, Indiana University (M.B.A.).
•     Graduate of University of Illinois (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.
Ms. Nicholson is a marketing expert with 22 years of marketing experience in various industries.  She served in a variety of senior marketing positions at Pepsi, which is known for its brand marketing and senior management training.  We believe that her marketing expertise is invaluable to us as we explore branding and marketing efforts to address competitive issues in the property and casualty insurance industry and our distribution through independent agents.  Ms. Nicholson was appointed to the Board in 2009 after being identified by a third-party firm specializing in diversity director searches, Diversified Search Ray & Berndtson.

NOMINEES OF THE BOARD OF DIRECTORS
CLASS I – DIRECTORS NOMINATED TO CONTINUE IN OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected to Board of Directors	Occupation and Background
William M. Rue, 63 Non-Independent Director, 1977
•     President and former Executive Vice President, Rue Insurance, general insurance agency, since 1969.
•     President, Rue Financial Services, Inc., since 2002.
•     Director, 1st Constitution Bank, since 1989, Secretary of the Board, since 2005.
•     Director, 1st Constitution Bancorp, since 1999, Secretary of the Board, since 2005.
•     Director, Robert Wood Johnson University Hospital at Hamilton, since 1994.
•     Trustee, Rider University, since 1993.
•     Director, Robert Wood Johnson University Hospital Foundation, since 1999.
•     Member, Independent Agents & Brokers Association.
•     Member, Society of CPCU.
•     Member, Professional Insurance Agents Association.
•     President, The Rue Foundation, since 2004.
•     Graduate of Rider College (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Rue has been one of our independent agents for 42 years, and the chief executive of his agency for 26 years.  We believe that, because we distribute our products exclusively through independent agents, it is extremely valuable for informed business and strategic decision-making for the Board to have the feedback and input from an independent agent with strong knowledge of our operations and the competitive landscape.

NOMINEES OF THE BOARD OF DIRECTORS
CLASS III – DIRECTORS NOMINATED TO CONTINUE IN OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected to Board of Directors	Occupation and Background
Paul D. Bauer, 67 Independent Director, 1998
•     Retired financial executive.
•     Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.
•     Director, Rosina Holdings Inc., since 2002.
•     Director, Catholic Health System of Western New York, 1998 to 2008.
•     Co-founder and President, The Bison Scholarship Fund (formerly named the Buffalo Inner-City Scholarship Opportunity Network), since 1995.
•     Trustee, Holy Angels Academy, since 2005.
•     Graduate of Boston College (B.S. Accounting).

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Bauer is the former Chief Financial Officer of a publicly-traded company and the Audit Committee’s designated financial expert.  Mr. Bauer is very active in the Buffalo community and knowledgeable of Upstate New York, which is an important market for us.

NOMINEES OF THE BOARD OF DIRECTORS
CLASS III – DIRECTORS NOMINATED TO CONTINUE IN OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected to Board of Directors	Occupation and Background
John C. Burville, 63 Independent Director, 2006
•     Insurance Consultant to the Bermuda Government, 2003 to 2007.
•     Bermuda Insurance Advisory Committee, 1985 to 2003.
•     Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.
•     Graduate of Leicester University in the United Kingdom (BSc and Ph.D.).
•     Fellow of the Institute of Actuaries.

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies.  He is extremely knowledgeable about reserving and numerous actuarial techniques to calculate ultimate reserve levels.  Mr. Burville is looked to as an actuarial subject matter expert on the Board.

Joan M. Lamm-Tennant, 58 Independent Director, 1993
•     Global Chief Economist & Risk Strategist, Guy Carpenter & Company, LLC, since 2007.
•     Vice President, Marsh & McLennan Companies, Inc., 2009 to January 2011.
•     Senior Vice President, General Re Corporation, 1997 to 2007.
•     Lawrence and Susan Hirsh Adjunct Professor of International Business, the Wharton School of the University of Pennsylvania, since 2010.
•     Adjunct Professor the Wharton School of the University of Pennsylvania, 2006 to 2010.
•     Director, IVANS, Inc., since 2004.
•     Member, American Risk and Insurance Association.
•     Member, International Insurance Society.
•     Member, Association for Investment Management and Research.
•     Graduate of St. Mary’s University (B.B.A. and M.B.A.).
•     Graduate of the University of Texas (Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.
Ms. Lamm-Tennant has extensive insurance industry experience.  She is a recognized expert in the fields of enterprise risk management and capital modeling.  Ms. Lamm-Tennant currently serves as an advisor to Marsh & McLennan Companies, Inc. as well as eight national or multinational insurance companies on enterprise risk management implementation.  She is active in several industry associations and a finance professor.  Ms. Lamm-Tennant is a financial expert and particularly knowledgeable regarding investments and investment strategies.

NOMINEES OF THE BOARD OF DIRECTORS
CLASS III – DIRECTORS NOMINATED TO CONTINUE IN OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected to Board of Directors	Occupation and Background
Michael J. Morrissey, 63 Independent Director, 2008
•     President & Chief Executive Officer, International Insurance Society, Inc., 2009 to present.
•     Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.
•     Director, CGA Group, Ltd., 1998 to 2009.
•     Chartered Financial Analyst.
•     Graduate of Boston College (B.A.).
•     Graduate of Dartmouth College (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Morrissey has 38 years of insurance industry experience.  He is the head of an international insurance trade association, previously ran an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company.  Mr. Morrissey is very knowledgeable regarding the investment community, investor relations, and the analysis of strategic transactions.

Ronald L. O’Kelley, 66 Independent Director, 2005
•     Chairman and Chief Executive Officer, Atlantic Coast Venture Investments Inc., 2003 to 2008 and 2009 to present; Director, Atlantic Coast Venture Investments Inc., 2003 to 2009.
•     President and Chief Executive Officer, U.S. Shipping Partners, L.P., 2008 to 2009, Director 2004 to 2008.  In April 2009, U.S. Shipping Partners, L.P. filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged reorganized as U.S. Shipping Corp in November 2009.
•     Executive Vice President, Chief Financial Officer and Treasurer, State Street Corporation, 1995 to 2002.
•     Director, Refco Inc., 2005 to 2006.
•     Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.
•     Member, National Association of Corporate Directors.
•     Graduate of Duke University (A.B.).
•     Graduate of Carnegie Mellon University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.
Mr. O’Kelley is the former Chief Financial Officer of a large multi-national financial services organization and qualifies as a financial expert.  He has extensive experience in corporate restructurings for both manufacturing organizations and financial institutions.  Mr. O’Kelley has a demonstrated track record for implementing corporate strategy through significant mergers and acquisitions, divestitures, and debt and equity fund raisings.  He is active in the trade association for corporate directors and has significant tenure as a director of other public companies.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES OF THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS
CLASS II – Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Name, Age, Year Elected to Board of Directors	Occupation and Background
A. David Brown, 68 Independent Director, 1996 Lead Independent Director, 2009 – present
•     Executive Vice President, Human Resources, Urban Brands, Inc., since April 2009.  In September 2010, Urban Brands, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  Urban Brands, Inc. was acquired by a subsidiary of Gordon Brothers Group in November 2010 and emerged from bankruptcy.
•     Senior Vice President, Human Resources, Linens ‘n Things, Inc., 2006 to 2009.  In May 2008, Linens and Things, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.
•     Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to 2006.
•     Director, Hanover Direct, 2003 to 2006.
•     Director, Zale Corporation, 1997 to 2006.
•     Trustee, Jackie Robinson Foundation.
•     Graduate of Monmouth University (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.
Mr. Brown has had a long career in human resources, with extensive experience in executive development, recruitment and leadership, employee benefits and compensation, particularly in corporate restructurings.  He has run his own business and worked for large corporations.  He also has a long commitment to diversity and was the managing director of a search firm specializing in diversity.  Mr. Brown has extensive corporate governance experience and has served on several public company boards.  He is active in several institutions based in New Jersey, where we are headquartered.  Mr. Brown’s strong leadership and inter-personal skills have made him an effective Lead Independent Director.

S. Griffin McClellan III, 73 Independent Director, 1980	• Retired Banking Executive. • Graduate of Harvard University (B.A.).
Discussion of individual experience, qualifications, attributes, and skills.
Mr. McClellan is the former Chief Executive Officer of a federal savings bank and a commercial bank.  He has extensive financial and investment experience and knowledge, particularly in the area of structured products, leading him to be a major contributor to the Finance Committee.  After Mr. Rue, Mr. McClellan is the longest tenured director and has an extensive knowledge of our history and challenges.

J. Brian Thebault, 59 Independent Director, 1996
•     Partner, Thebault Associates, since 1987.
•     Chairman, Earth-Thebault, July 2007 to July 2009.
•     Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.
•     Director, Curex Group Holdings LLC, since January 2010.
•     Trustee, The Peck School, 1994 to 2010.
•     Trustee, The Delbarton School, 1990 to 2007.
•     Graduate of University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.
For most of his career, Mr. Thebault has run closely-held businesses, which is the structure of many of our commercial customers.  Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows as of February 28, 2011:

▪
The number of shares of Selective common stock beneficially owned by each director, the Chairman of the Board, President and Chief Executive Officer (the “Chief Executive Officer” or “CEO”), the Chief Financial Officer, and the other named executive officers, as described in our Compensation Discussion and Analysis on page 22.

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares			Percent of Class
	Common Stock(1)	Options Exercisable Within 60 Days of February 28, 2011	Total Shares Beneficially Owned
Bauer, Paul D.	48,893	54,156	103,049	*
Becker, W. Marston	37,117(2)	30,156	67,273	*
Brown, A. David	40,762	54,156	94,918	*
Burville, John C.	16,349	30,156	46,505	*
Connell, Richard F.	50,601	27,602	78,203	*
Guthrie, Kerry A.	35,183	31,779	66,962	*
Lamm-Tennant, Joan M.	56,265	54,156	110,421	*
Lanza, Michael H.	44,438	17,602	62,040	*
Marchioni, John J.	55,800	17,692	73,492	*
McClellan, S. Griffin, III	48,773	42,156	90,929	*
Morrissey, Michael J.	8,923	14,612	23,535	*
Murphy, Gregory E.	281,417	59,358	340,775	1%
Nicholson, Cynthia S.	5,911	0	5,911	*
O’Kelley, Ronald L.	24,834	36,156	60,990	*
Rue, William M.	420,499(3)	54,156	474,655	1%
Thatcher, Dale A.	96,391	27,602	123,993	*
Thebault, J. Brian	64,316(4)	54,156	118,472	*
All directors and executive officers, as a group (18 persons)	1,393,739	627,612	2,021,351	4%

*  Less than 1% of the common stock outstanding.

(1)  Certain directors and executive officers hold Selective stock in margin accounts, but no director or officer has Selective common stock pledged for a loan or stock purchase.

(2)  Includes 4,000 shares held by Becker Family LP.

(3)  Includes:  (i) 36,927 shares held by Chas. E. Rue & Sons, Inc. t/a Rue Insurance (“Rue Insurance”), a general insurance agency of which Mr. Rue is President and owner of more than a 10% equity interest (see page 14 of this Proxy Statement for more information); and (ii) 1,980 shares held by Mr. Rue’s wife.

(4)  Includes:  (i) 10,841 shares held by a grantor retained annuity trust; (ii) 232 shares held in custody for, and 333 shares held by, Mr. Thebault’s son; (iii) 232 shares held in custody for, and 221 shares held by, a daughter of Mr. Thebault; (iv) 224 shares held in custody for, and 101 shares held by, a second daughter of Mr. Thebault; and (v) 101 shares held in custody for a third daughter of Mr. Thebault.

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2010, based on Schedules 13G filed by the beneficial owners on February 11, 2011, February 8, 2011, and February 10, 2011, respectively, with the SEC.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class
Common Stock	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,486,874 shares of common stock	8.38%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,456,239 shares of common stock	8.33%
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,833,078 shares of common stock	5.2%

EXECUTIVE OFFICERS

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2010.

TRANSACTIONS WITH RELATED PERSONS

William M. Rue, Director.  Mr. Rue is President and owns more than 10% of the equity of Rue Insurance, a general independent insurance agency.  Rue Insurance has been an appointed independent agent of Selective’s insurance subsidiaries since 1928 and Selective expects that relationship to continue in 2011.  The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other Selective agents and includes the right to participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010).  In 2010, Rue Insurance:

•
Placed insurance policies with Selective’s insurance subsidiaries.  Direct premiums written associated with these polices was $7.2 million in 2010.  In return, Selective’s insurance subsidiaries paid commissions to Rue Insurance of $1.3 million.

•
Placed insurance coverage for Selective with non-Selective insurance companies for which Rue Insurance was paid commission pursuant to its agreements with those carriers.  Selective paid premiums for such insurance coverage of $0.3 million in 2010.

Gregory E. Murphy, CEO.  Kelly Salmon, FCAS, Mr. Murphy’s daughter, was employed through September 3, 2010 as an actuarial analyst by Guy Carpenter & Company, LLC (“Guy Carpenter”), one of our reinsurance brokers.  Guy Carpenter receives commissions from our reinsurers for business that Guy Carpenter places on our behalf with such reinsurers.  Ms. Salmon was not involved in the reinsurance brokering relationship between us and Guy Carpenter.

The Selective Group Foundation, a private foundation Selective established under Section 501(c)(3) of the Internal Revenue Code (the “Selective Foundation”).  The Selective Foundation makes grants to charitable organizations in accordance with its By-Laws and funding guidelines, which guidelines are available at www.selective.com.  In 2010, the Selective Foundation made grants in excess of $20,000 in the following amounts to the following organizations with ties to Selective, all of which are located in Sussex County, New Jersey, where Selective is headquartered and a large percentage of its headquarter-based employees live:

•
$75,000 in grants to The Newton Memorial Hospital Foundation (“NMHF”), a charitable organization affiliated with Newton Memorial Hospital.  Mr. Murphy serves on the Board of Trustees of NMHF.  At the end of 2009, there were outstanding annually renewable pledges to NMHF totaling $150,000.

•
$50,000 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and their children to achieve personal and economic self-sufficiency.  Susan Murphy, Mr. Murphy’s wife, serves on the PSS Board of Directors.

•
$25,000 in grants to the United Way of Sussex County.  Richard F. Connell, Senior Executive Vice President and Chief Administrative Officer of Selective, and Steven B. Woods, Executive Vice President of Selective Insurance Company of America (“SICA”), the lead insurance subsidiary of Selective, each served as a member of the Board of Trustees of the United Way of Sussex County.

In 2010, SICA also provided corporate sponsorship payments totaling $4,700 to NMHF and $10,000 to PSS.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest.  A “Related Person” under the Related Person Policy is generally:  (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the Related Person Policy, the Audit Committee (or Chair of the Committee if between meetings) must approve “Related Person Transactions.”  In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including:  (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.  No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person.  The Audit Committee only approves those Related Person Transactions that it considers are in, or are not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

The Board of Directors has determined that all directors are independent as defined by applicable NASDAQ and SEC rules and regulations – except Messrs. Murphy and Rue.  In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the Directors.  For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled “Transactions with Related Persons” on page 14.

In May 2007, Ms. Lamm-Tennant, a member of the Finance Committee, was appointed Global Chief Economist & Risk Strategist of Guy Carpenter, a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”).  From February 2009 through January 2011, Ms. Lamm-Tennant served as Vice President of Marsh.  The Board reviewed the material terms of the broker service agreement between Selective’s insurance subsidiaries and Guy Carpenter under which reinsurance is placed.  In 2010, Guy Carpenter earned approximately $1.5 million on our reinsurance placements and had total revenues of approximately $975 million.  Accordingly, the transactions with us represented less than 0.15% of Guy Carpenter’s 2010 total revenue.  We occasionally use the services of Marsh subsidiaries other than Guy Carpenter.  In 2010, we made aggregate payments totaling less than $10,000 to those other Marsh subsidiaries.  As:  (i) Ms. Lamm-Tennant is not a reinsurance broker and had no involvement in these transactions; (ii) Guy Carpenter and Marsh have established an internal segregation to separate Ms. Lamm-Tennant from knowledge of specific transactions involving us; and (iii) the amount of revenue from such transactions is immaterial to the business of Guy Carpenter and Marsh, the Board determined that these transactions do not affect Ms. Lamm-Tennant’s independence under applicable NASDAQ and SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Selective’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Selective’s equity securities, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Selective’s equity securities with the SEC.  Such executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish Selective with copies of all of the Section 16(a) Exchange Act reports that they file.  Other than as set forth above, based solely on its review of the copies of Forms 3, 4, and 5 or written representations from certain reporting persons that no Forms 5 were required for those persons, Selective believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2010, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com.  These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually.  A. David Brown is presently the Lead Independent Director.  In 2010, Selective’s independent directors met three times outside the presence of management.

All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors as defined by NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Continuing our effort to adopt corporate governance “best practices,” Selective’s Board of Directors approved an amendment to Selective’s By-Laws on December 3, 2010 to adopt a majority voting policy for uncontested elections of directors.  In accordance with our By-Laws, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected, a nominee must receive more votes cast “for” than “against” to be elected or re-elected to the Board.  Any nominee who receives fewer “for” votes than “against” votes must tender his or her resignation to the Chairman of the Board within five days following certification of the meeting’s election results.  Within 45 days after the meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation.  The Corporate Governance and Nominating Committee, in making its recommendation to the Board, may consider any factors they deem relevant.  The Corporate Governance and Nominating Committee, as it deems appropriate, may consider a range of possible alternatives concerning the director’s tendered resignation.  Any director who fails to receive a majority of votes cast and tenders resignation pursuant to this requirement may not participate in the deliberations of the Corporate Governance and Nominating Committee or the Board related to the decision to accept the offer of resignation.

Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, in a Form 8-K filed with the SEC within four business days of such decision, disclose its decision to accept or reject the directors’ resignation and the rationale and process for such decision.  If every member of the Corporate Governance and

Nominating Committee fails to receive a majority vote in favor of election at the same stockholders’ meeting, then those independent directors who received a majority vote, and any independent directors who did not stand for election, will appoint from amongst themselves an ad hoc Board committee to consider the resignation offers and recommend to the Board whether it should accept them.  In such a situation, if fewer than three directors would be on such an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held seven meetings in 2010.  All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees in 2010.  It is Selective’s policy that all directors are expected to attend the Annual Meeting, and all directors did so in 2010.

The Board has five standing committees:

•	Audit Committee;

•	Corporate Governance and Nominating Committee;

•	Executive Committee;

•	Finance Committee; and

•	Salary and Employee Benefits Committee.

The following provides information on each of the five committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2010 Meetings: 5
Responsibilities:
•      Oversee the accounting and financial reporting processes and the audits of the financial statements.
•      Review and discuss with Selective’s management and independent auditors Selective’s financial reports and other financial information provided to the public and filed with the SEC.
•      Monitor the activities of Selective’s Internal Audit Department and the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.
•      Monitor Selective’s internal controls regarding finance, accounting, and legal compliance.
•      Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.
•      Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Paul D. Bauer, Chairperson and designated Audit Committee financial expert under SEC safe harbor	Yes
John C. Burville	Yes
Michael J. Morrissey	Yes
Ronald L. O’Kelley	Yes
J. Brian Thebault	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2010 Meetings: 5* *Includes a joint meeting with the Salary and Employee Benefits Committee
Responsibilities:
•      Establish criteria for the selection of directors and identify and recommend to the Board the nominees for director.
•      Review and assess Selective’s Corporate Governance Guidelines and recommend any changes to the Board.
•      Recommend to the Board the directors to serve on the various Board committees and as chairpersons of the respective committees.
•      Advise the Board with respect to Board composition, procedures, and committees.
•      Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.
•      Oversee the self-evaluations of the Board and each committee of the Board.
•      Review, jointly with the Salary and Employee Benefits Committee, CEO and executive staff succession planning and professional development.
•      Make a recommendation to the Board in respect of a director that receives fewer “for” than “against” votes in an uncontested election of directors as to whether to accept the resignation of such director.

Director Members:	Independent
W. Marston Becker, Chairperson	Yes
A. David Brown	Yes
S. Griffin McClellan III	Yes
Cynthia S. Nicholson	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2010 Meetings: 0
Responsibilities:
•      Authorized by By-Laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.
•      Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it, except with respect to matters concerning Selective’s investments or as prohibited by law.

Director Members:
Gregory E. Murphy, Chairperson	A. David Brown
Paul D. Bauer	William M. Rue
W. Marston Becker	J. Brian Thebault

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2010 Meetings: 4
Responsibilities:
•      Review and approve changes to Selective’s investment policies, strategies, and programs.
•      Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio.
•      Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.
•      Appoint members of Selective’s Management Investment Committee.
•      Review and make recommendations to the Board regarding payment of dividends.
•      Review Selective’s capital structure and provide recommendations to the Board regarding financial policies and matters of corporate finance.

Director Members:
William M. Rue, Chairperson	S. Griffin McClellan III
W. Marston Becker	Michael J. Morrissey
Joan M. Lamm-Tennant	Ronald L. O’Kelley

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2010 Meetings: 7* *Includes a joint meeting with the Corporate Governance and Nominating Committee
Responsibilities:
•      Oversee, review, and administer all compensation, equity, and employee benefit plans and programs related to Selective’s and its subsidiaries’ employees and management.
•      Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.
•      Review annually and approve Selective’s compensation strategy for employees.
•      Review annually and determine the individual elements of total compensation of the CEO and other members of senior management.
•      Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive staff succession planning and professional development.
•      Review and approve compensation for non-employee directors.

Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Paul D. Bauer	Yes
A. David Brown	Yes
John C. Burville	Yes
Cynthia S. Nicholson	Yes

RISK MANAGEMENT

Board Leadership Structure

Gregory E. Murphy, our Chief Executive Officer, has served as Chairman of the Board since April 2000.  Since July 2004, we have had a Lead Independent Director and our Corporate Governance Guidelines provide that the Board will designate a Lead Independent Director.  A. David Brown has served as the Lead Independent Director since April 2009.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties.  The Lead Independent Director’s general authority and responsibilities are as follows:

•	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairman, President and CEO.

•	Serving as point of contact for Board members to raise issues that they may not be able to readily address with the Chairman, President and CEO.

•	Ensuring that matters of importance to the Directors are placed on the Board’s meeting agendas.

•	Ensuring that the Chairman, President and CEO understand the Board’s views on all critical matters.

•	Ensuring that the Board understands the Chairman, President and CEO’s views on all critical matters.

•	Calling executive sessions of the independent directors and serving as chairman of such meetings.

The defined role of Selective’s Lead Independent Director is very similar to the role of an independent non-executive Chairman.  We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors.  In addition, the Corporate Governance and Nominating Committee, of which Mr. Brown is a member, conducts annual self-assessments of the Board and its various committees to evaluate their effectiveness.  At this time, we believe there is a benefit to having Mr. Murphy serve as both Chairman of the Board and Chief Executive Officer.  As the individual with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and to ensure that key business issues and risks are brought to our Board or the appropriate committee’s attention.

Enterprise Risk Management

Our Board oversees our overall enterprise risk management process, which follows, among other things, the Enterprise Risk Management – Integrated Framework of the Treadway Commission of the Committee of Sponsoring Organizations (COSO).  We began our formal enterprise risk management process approximately nine years ago.  The key components of our enterprise risk management process include identification and measurement, reporting, and monitoring of major risks, and the development of appropriate responses.

In addition to the Board’s oversight of overall risk and the enterprise risk management process, various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the Board:

•	The Audit Committee, to operational, financial, and compliance risks;

•	The Corporate Governance and Nominating Committee, to governance and certain compliance risk;

•	The Finance Committee, to investment risk and associated financial risk; and

•	The Salary and Employee Benefits Committee, to employee, human capital, and compensation strategy risk.

The Chief Executive Officer, who continues to be the executive responsible for risk, and the Executive Risk Committee together are responsible for the holistic evaluation and supervision of our major risks.  The Executive Risk Committee primarily consists of the Chief Executive Officer and his direct reports, each of whom is responsible for management of risk in his respective area, and an enterprise risk management officer who reports to the Chief Financial Officer.  The Executive Risk Committee meets at least quarterly and provides a structured forum for the discussion of Selective’s major risks.  The enterprise risk management officer reports the analysis and findings of the Executive Risk Committee to the Board or the appropriate Board committee along with a quarterly update of certain risk metrics.

In overseeing the analysis and management of risk, the Board regularly receives, analyzes, and makes due inquiry regarding reports from its various committees and management regarding risk.  We believe our Board’s leadership structure, with a Lead Independent Director, supports the Board’s ability to effectively evaluate and manage risk.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results.  To make this determination, we conducted an internal risk assessment of our compensation policies and programs.  In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust.  We also analyzed the issues set forth in the proxy disclosure rules and gave close consideration to the following points:

•
The compensation policies and practices for employees of both of our operating units are similar and neither operating unit carries a disproportionate portion of our corporate risk profile.  For example, our Insurance Operations segment, which sells property and casualty insurance products, is subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism, while our Investment Operations segment, which invests premiums collected by the Insurance Operations segment, is subject to, among other things, global economic risks and risks inherent in the equity markets; and

•
Our compensation policies are consistent with our overall risk structure and a substantial portion of compensation is awarded on the accomplishment of business objectives that are measured over a significant period of time.

We also considered our overall compensation program, including:

•	The features of our compensation program and whether those features align with our compensation philosophy;

•
The compensation program has multiple financial and strategic measures that balance profitability and growth.  Our financial goals are based on a statutory combined ratio, which is a standard insurance industry standard of profitability, and our strategic goals are based on, among other things, pricing, retention, and profitability of business, that are intended to incentivize profitable growth;

•	The maximum potential payments under our compensation plans;

•	The mix of fixed versus variable compensation;

•	The balance between cash and equity compensation;

•	The ratio of compensation based on long-term versus short-term performance metrics; and

•	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in its industry and operating segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context including:

•	The stock ownership requirements for management;

•	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

•
The Board’s role in risk oversight, which includes receiving, analyzing and making due inquiry regarding reports from its various committees, including the Salary and Employee Benefits Committee and Management’s Executive Risk Committee, regarding risk.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, NJ 07890 or by e-mail to corporate.governance@selective.com.  The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct stating business ethics guiding principles for all Selective personnel, including executive officers.  The Code of Conduct can be found in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com.  Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website, www.selective.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the 2010 compensation program for the following continuing named executive officers (“NEOs”):

•	Gregory E. Murphy, Chairman, President and Chief Executive Officer (“CEO”);

•	Dale A. Thatcher; Executive Vice President and Chief Financial Officer;

•	Richard F. Connell, Senior Executive Vice President and Chief Administrative Officer;

•	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer; and

•	John J. Marchioni, Executive Vice President, Insurance Operations.

As required by proxy disclosure rules, we have also included information for an additional NEO, Kerry A. Guthrie, former Executive Vice President and Chief Investment Officer, who left Selective on April 2, 2010.

2010 Corporate Performance Highlights

The challenges posed by the highly competitive commercial lines market place, coupled with the ongoing economic recession, created a difficult business environment for the insurance industry in 2010.  Despite these challenges, we made progress on a number of fronts that have set the stage for future performance.  Specifically:

•
We met our statutory combined ratio2 expectations for 2010 in spite of a significant and unusual number of micro-catastrophes and higher-than-expected commercial lines return audit and endorsement premiums;

•	We were one of the only carriers to drive and achieve commercial lines renewal rate increases;

•	We made significant investments in our Insurance Operations for long-term efficiency and profitability, including:

o	We developed and began implementation of the second generation of commercial lines underwriting predictive models;

o	We continued to increase our underwriting appetite by adding new products to provide greater opportunity for our agency force to place more business with us; and

o	We embarked on initiatives in our claims organization that we expect to reduce loss costs going forward; and

•	We outsourced our Investment Operations to take advantage of the broader sector and security expertise offered by external investment managers.

In 2010, our A+ financial strength rating from A.M. Best Company (“A.M. Best”), a worldwide insurance rating company, was affirmed for the 49th consecutive year, and our surplus increased to $1.1 billion.  In its affirmation notification, A.M. Best cited, among other things, our “experienced management team, disciplined underwriting focus and growing use of sophisticated predictive analytic modeling tools.”

Our long-term perspective lets us address immediate challenges while focusing on major business decisions that best position us for long-term success.  We believe this forward-looking view will consistently benefit our stockholders, policyholders, agents, and employees.

2010 Compensation Actions

Our financial and operational results improved in 2010 from 2009 and we had a 14% total shareholder return (“TSR”).  In balancing these results with general economic conditions, the Salary and Employee Benefits Committee (“SEBC”) of Selective’s Board of Directors made the following compensation decisions in 2010:

•	CEO:

o	Mr. Murphy’s base salary did not increase for the fourth consecutive year.

o	His long-term incentive program (“LTIP”) award in February 2010 was 11.1% lower than the prior year, consistent with individual and company performance.

o
Mr. Murphy’s 2010 annual cash incentive program (“ACIP”) payment was 67% of base salary and approximately 50% higher than his 2009 ACIP payment.  Because of the 2009 results, particularly the underperformance of investment goals for which he was ultimately responsible as CEO, Mr. Murphy’s 2009 ACIP was 38% less than 2008.  The SEBC felt that the increase in ACIP for 2010 was warranted in light of improved financial results and TSR, and consistent with our pay-for-performance philosophy.

o	His total compensation based on salary, ACIP payment, and LTIP award increased 0.6% for 2010 over 2009.3

2  The statutory combined ratio is the property and casualty insurance industry standard measure of underwriting profitability.  A statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.

3  The NEOs’ 2009 salary included an extra pay period (27 vs. 26) due to pay period timing.  This pay period timing occurs approximately once every decade.  Consequently, the NEOs, as well as every employee in the organization who was employed for the full year, were paid an additional pay period in 2009.

o
Mr. Murphy’s pay in 2010 is consistent with our philosophy of aligning compensation to the generation of long-term shareholder value, as reflected in the chart below, which demonstrates that over the past four years, Mr. Murphy’s compensation has moved in direct alignment to Selective’s TSR.

	2007	2008	2009	2010
CEO Total Compensation (Salary/ACIP/LTIP)	$3,600,058	$3,150,112	$2,684,631	$2,700,087
$ Change from Prior Year	-	-$449,946	-$465,481	$15,456
% Change from Prior Year	-	-12.5%	-14.8%	0.6%
One-Year TSR	-18.1%	2.1%	-25.7%	14.0%

•	Other NEOs:

o
Messrs. Connell, Guthrie, Lanza, and Thatcher’s base salaries did not increase in 2010 or 2009.  Mr. Marchioni received a base salary increase in 2009 as a result of his new role as the head of Insurance Operations.  He did not receive a base salary increase in 2010.

o
LTIP awards granted in February 2010 were the same as the prior year’s level for Messrs. Lanza and Thatcher.  Mr. Connell’s 2010 LTIP award was 10.5% lower than the prior year, and Mr. Guthrie’s award was 5.9% lower than the prior year.  Mr. Marchioni’s 2010 LTIP award was increased by 28.6% compared to the prior year as a result of his new role as the head of Insurance Operations.

o
Messrs. Lanza, Marchioni, and Thatcher each received 2010 ACIP payments that were approximately 3% higher than for 2009.  Mr. Connell’s 2010 ACIP payment was reduced by approximately 17% compared to 2009.  Mr. Guthrie did not receive a 2010 ACIP award as he was not eligible pursuant to the terms of his employment agreement.

o
Total compensation based on salary, ACIP payment, and LTIP award for the other continuing NEOs for 2010 over 20093 was as follows:  Mr. Connell:  (-9.3)%; Mr. Lanza:  (-0.7)%; and Mr. Thatcher:  (-0.6)%.  Mr. Marchioni’s 2010 compensation based on salary, ACIP payment, and LTIP award was 9.8% higher than for 2009 because of his new role as the head of Insurance Operations.  Mr. Guthrie’s 2010 compensation based on salary, ACIP payment, and LTIP award (not including severance payments) was 50.2% lower than for 2009 due to his departure from Selective on April 2, 2010.

We focus our reward programs to retain and motivate our best performing employees and those in critical positions.  Our compensation decisions for 2010 reflected the highly competitive commercial lines market place, the difficult economic environment, our financial performance, and the degree of success each executive officer achieved in meeting these challenges.  We believe our management responded appropriately to an extremely challenging climate, maintained strategic focus, and took action to achieve profitable growth over the long-term.

OVERVIEW

Selective’s Executive Compensation Program Philosophy

We seek to attract and retain talented and qualified executives by paying compensation that is generally targeted at the 50th percentile or greater of total compensation paid by comparable companies in the property and casualty insurance industry.  Our compensation programs are designed to motivate executives to achieve our corporate objectives and increase stockholder value in both the short- and long-term.  Consistent with our pay-for-performance philosophy, we tie our annual incentive awards to pre-determined strategic and financial business objectives and individual objectives.  In addition, we align our long-term compensation to the generation of long-term stockholder value.

Role and Function of the Compensation Committee

The SEBC oversees executive compensation.  The SEBC retains an independent executive compensation consultant to advise it on executive compensation issues (“Compensation Consultant”).  Representatives of the Compensation Consultant:  (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) make recommendations regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested.

Exequity, LLP has served as the SEBC’s Compensation Consultant since April 2007.  The Compensation Consultant’s only business with Selective is to advise the SEBC on executive compensation matters.

The SEBC has full autonomy in determining executive compensation and, primarily based on information provided by the Compensation Consultant, makes all final determinations regarding the CEO and other NEO compensation.  The CEO makes compensation recommendations to the SEBC regarding all of the senior executives that report directly to him based on the CEO’s assessment of each executive officer’s annual performance, contributions to the Company, and potential for advancement.  In making its compensation decisions, the SEBC also considers the medians of the benchmark groups in addition to pre-established guidelines regarding award amounts, Company performance, retention issues, internal compensation parity, and advancement in abilities, experience, and responsibilities.  The Executive Vice President of Human Resources and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program consists of the following key elements selected to:  (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

•	Base salary;

•	Annual cash incentive payments; and

•	Long-term incentive awards in the form of stock options, performance-based restricted stock units, and performance-based cash incentive units.

Benchmarking

When making compensation decisions, the SEBC believes that it is important to be informed generally on compensation practices at publicly-traded companies and particularly at property and casualty insurance holding companies. The SEBC believes that:

•	Measuring our compensation against practices from multiple market reference sources helps ensure that it has an ample and robust assessment of our competitive compensation posture;

•
Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will attract and retain the key talent required to drive company performance and long-term stockholder value; and

•
Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a fuller set of market-competitive pay measures.

Accordingly, the SEBC receives from, and reviews with, the Compensation Consultant, the following benchmarking information:

•
Benchmarking analyses of compensation that we pay our NEOs, compared to base salary, annual cash incentives, total cash compensation, long-term incentives, and total compensation that the market reference sources described in the table below pay for similar positions;

•	Benchmarking analyses by our Human Resources Department for our NEOs against a group of 46 property and casualty insurance organizations; and

•
Benchmarking analyses by our Human Resources Department of supplemental survey data from multiple survey sources for all NEOs to facilitate a comprehensive understanding of the overall compensation environment.

For 2010, the Compensation Consultant furnished the SEBC with 2010 and 2009 NEO compensation information on three market reference sources as follows:

Market/Product Group Organizations with which we compete in the sale of products and services	Peer Size Group Companies of similar revenue size	Third-party Vendor Surveys
•     The Chubb Corporation
•     Cincinnati Financial Corporation
•     CNA Financial Corporation
•     EMC Insurance Group Inc.
•     The Hanover Insurance Group, Inc.
•     Harleysville Group Inc.
•     Hartford Financial Services Group
•     PMA Capital Corporation (now Old Republic International Corporation)
•     State Auto Financial Corporation

•     Arch Capital Group, Ltd.
•     The Hanover Insurance Group, Inc.
•     Max Capital Group Ltd. (now Alterra Capital Holdings, Ltd.)
•     Mercury General Corporation
•     Old Republic International Corporation
•     Radian Group Inc.
•     Unitrin, Inc.
•     Zenith National Insurance Corp. (acquired by Fairfax Financial Holdings Limited)
• Property and Casualty Insurance Compensation Survey

Information for the Market/Product Group and the Peer Size Group is gathered from proxy statements filed with the SEC.  This information includes data on compensation components and analysis of the overall financial performance of the organizations in each group, and compares our performance to them.  The Property and Casualty Insurance Compensation Survey provides supplemental data from companies of various sizes.  This information is divided into segments that most accurately reflect the size of our organization.  Because we strive to engage the best talent, which may require recruiting from organizations larger than us, we look at data from:  (i) the overall property and casualty insurance industry; and (ii) organizations with direct written premiums of less than $2 billion.

In 2010, our aggregate continuing NEO compensation, when compared to total average survey medians of the market reference sources, was 6.1% below the total average median.  Base salary and total cash were above these total average medians by 0.4% and 6.7%, respectively.  Long-term awards and total direct compensation were below these total average medians by 18.3% and 6.1%, respectively.  This comparison is tabulated by the Compensation Consultant and suggests that continuing NEO pay is aligned with defined external benchmarks.

ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

We allocate compensation among:  (i) a fixed base salary; (ii) a variable annual cash incentive; and (iii) a variable long-term component.  Together, these three components link compensation opportunities for executives to both short-term and long-term financial and strategic objectives.  The chart below demonstrates the percentage of total compensation for the CEO, Chief Financial Officer, and other continuing NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed (base pay) versus variable (ACIP and LTIP).

As indicated in the table below, the compensation allocation for 2010 aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short-term and long-term corporate objectives that are consistent with the economic interests of our stockholders.  We strive to achieve a balance among pay incentive vehicles and performance time horizons, placing the most weight on achievement of long-term success that increases long-term shareholder value.

CONTINUING NEO	2010	2010	2010	2010
	ACIP	LTIP	Fixed (Base Pay)	Variable (ACIP & LTIP)
Gregory E. Murphy	22%	45%	33%	67%
Dale A. Thatcher	24%	37%	39%	61%
Richard F. Connell	19%	39%	42%	58%
Michael H. Lanza	21%	38%	41%	59%
John J. Marchioni	27%	40%	33%	67%

Mr. Guthrie’s 2010 compensation, and its allocation to the various compensation components, included payments in connection with his termination of employment pursuant to the terms of his employment agreement.

Base Salary

Our base salary strategy is to provide stable, competitive compensation, while taking into account each executive’s scope of responsibility, relevant background, training, and experience.  In setting base salaries, the SEBC considers both competitive market data for similar positions and overall market demand for each position.  The SEBC generally believes that base salaries should be aligned with market trends for executives in similar positions with similar responsibilities at comparable companies.  When establishing the base salaries of NEOs, the SEBC also considers:

•	The functional role of the position;

•	The level of responsibility;

•	Growth of the executive in the role, including skills and competencies;

•	The contribution and performance of the executive; and

•	The organization’s ability to replace the executive.

When determining 2010 base salaries for the CEO and other NEOs, the SEBC also considered the challenging property and casualty insurance business environment, our overall results, and the competitive positioning of the base salaries of the CEO and the other NEOs.  Based on these factors, the SEBC decided against an increase in base salary for the CEO and other NEOs in 2010.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to pre-established near-term strategic and financial organizational performance goals and pre-established individual and business unit or departmental performance goals and objectives.  For 2010, all of the continuing NEOs were eligible to participate in the ACIP.  ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, as Amended and Restated Effective as of May 1, 2010 (the “Cash Incentive Plan”).

The SEBC approves annual financial and strategic performance goals for the ACIP.  If none of the ACIP goals are achieved, no ACIP payments are made.  If ACIP goals are attained, the ACIP award pool is funded.  An individual’s ACIP award is based on:  (i) position grade level; (ii) corporate achievement of various ACIP annual financial and strategic goals; and (iii) the achievement of individual and business unit or departmental objectives.

2010 ACIP Targets and Results

2010 ACIP Targets

For 2010, the SEBC determined the ACIP funding opportunity to be between 0% and 112% of target, based on attainment of our overall financial and strategic performance goals.  The SEBC determined that between 0% and 67% of this target percentage would be attributable to a financial performance goal of achieving a statutory combined ratio between 98% and 102%.  The SEBC also determined that between 0% and 45% of this target percentage would be attributable to the achievement of six strategic performance goals.  The SEBC rated five of the six strategic measures as being worth seven percentage points each and one worth up to 10 percentage points if all elements were achieved.  The chart below reflects potential ACIP payout totals at various statutory combined ratio percentages if all strategic goals were met:

Statutory Combined	ACIP
Ratio (%)	Financial (%)	Strategic (%)	Total (%)
102	0	45	45
101	10	45	55
100	21	45	66
99	42	45	87
98	67	45	112

2010 ACIP Results

•	For 2010, our statutory combined ratio was 101.6%, which resulted in the ACIP financial measure being funded at 4%.

•	We met four of the six 2010 strategic performance goals as shown in the table below, which resulted in the strategic performance measures of the ACIP being funded at 28%.

•	Accordingly, the total 2010 ACIP award pool for executive officers, including the continuing NEOs, was established at 32% of the funding target.

2010 Strategic Initiatives	Measures	Value	2010 Results
1. New Business (must accomplish 3 of 4)
•      Generate 90% of new policy premium in the three highest internal categories of profitability for modeled lines of business.

•      Generate an average of $315,000 per day of new small business premium.

•      Generate $166 million of new specified middle market premium.

•      Generate $53 million of new personal lines premium.
		7 (if 3 goals met)	Not Achieved
2. Diversification/ Growth (must accomplish 2 of 3)
•      Write a total of $164.6 million of new specified non-contractors lines of business.

•      Develop and implement 4 of the 6 new or revised products in 15 states in 2010.

•      Build and implement the pricing structure for 50% of the Phase III expansion states for specified lines of business.
		7 (if 2 goals met)	Achieved

3. Pricing (must accomplish 2 of 3)
•     Achieve commercial lines (excluding bonds) pure rate target of 4.2%, or 3 of 5 regions achieve commercial lines (excluding bonds) pure rate target (3 point bonus for exceeding 4.2% pricing goal by .5%).

•     Achieve a target pure rate increase on certain lines of business that perform below a specified internal category of profitability.

•     Implement 20 rate changes of over 5% in personal lines in 2010.
		10 (if 2 goals met & pricing goal exceeded)	Not Achieved
4. Retention (must accomplish 2 of 3)
•     Achieve commercial lines (excluding bonds) retention target of 74.9%, or 3 of 5 regions achieve their commercial lines retention target.

•     Achieve below specified retention rate for certain lines of business that perform below specified internal categories of profitability.

•     Achieve above specified retention rate for certain lines of business that perform above specified internal categories of profitability.
		7 (if 2 goals met)	Achieved
5. Financial/Operational	• Meet or achieve better than the controllable expense budget of $271 million.	7	Achieved
6. Claims (must accomplish 2 of 3)
•     For Claims Strategic Program, implement key automation efforts and create core claims system requirements.

•     Create and maintain claim metrics regarding cycle time and productivity standards.

•     Implement companywide litigation improvement plan incorporating alternative fee arrangements and litigation mitigation.
		7 (if 2 goals met)	Achieved

2010 ACIP Payment Opportunities and Awards

The ACIP payment opportunities for the continuing NEOs earned in 2010 and paid in 2011 under the Cash Incentive Plan were based on competitive market levels and set as a percentage of annual base salary relative to corresponding levels of performance against the annual performance goals.  The SEBC can exercise discretion to award no incentive payments or to award amounts lower than the maximum opportunity.  The following table sets forth the 2010 minimum and maximum ACIP opportunity, the SEBC’s actual 2010 award for the continuing NEOs as a percentage of base salary, and the percentage increase or decrease in ACIP from 2009 to 2010:

Continuing NEO(1)	Minimum 2010 ACIP Opportunity as % of Base Salary	Maximum 2010 ACIP Opportunity as % of Base Salary	Actual 2010 ACIP as % of Base Salary	% Change in ACIP from 2009 to 2010
Gregory E. Murphy	0%	200%	66.7%	50%
Dale A. Thatcher	0%	150%	63.2%	3%
Richard F. Connell	0%	175%	44.4%	-17.6%
Michael H. Lanza	0%	150%	51.7%	3%
John J. Marchioni	0%	150%	80%	3%

(1)  Kerry A. Guthrie, former Executive Vice President and Chief Investment Officer, who left Selective on April 2, 2010, did not receive a 2010 ACIP award.

DISCUSSION OF CEO ACIP AWARD

In evaluating Mr. Murphy’s 2010 performance, the SEBC reviewed our overall performance, the 2010 ACIP goal results, and a comprehensive written performance appraisal that was completed by non-employee members of Selective’s Board of Directors.  Mr. Murphy, as CEO, has ultimate responsibility for achievement of our annual financial and strategic performance goals, discussed above, as well as attainment of investment goals.  Our financial, strategic, and investment goals are considered to be Mr. Murphy’s individual performance goals.

For 2010:

•	Our TSR increased 14%;

•	Our statutory combined ratio was 101.6%;

•	Four of our six strategic ACIP goals were achieved;

•	Our investment income exceeded budget by 2%;

•	Our total operating income was $73.9M and exceeded budget; and

•	Our stock price increased by 10% as of December 31, 2010 versus December 31, 2009 with a price to book value of 90%, which is in line with our peers.

In addition, we:

•	Achieved a commercial lines renewal pure price increase of 3.1% in an extremely competitive commercial lines market;

•	Achieved a personal lines renewal price increase of 5.4%;

•	Successfully outsourced our Investment Operations;

•	Reduced our alternative investment portfolio;

•	Implemented several new commercial line products driving diversification;

•	Maintained a competitive expense ratio of 32.0% versus the composite peer benchmark of 33.8%;

•	Improved our enterprise risk management process with the continued development of an overall framework enabling us to evaluate strategic and business decisions; and

•	Developed and began implementation of second generation commercial lines underwriting predictive modeling.

Based on these factors, which summarize our overall 2010 performance and for which Mr. Murphy is ultimately accountable, and guidance provided by the Compensation Consultant regarding CEO pay trends, the SEBC determined that Mr. Murphy’s 2010 ACIP would be set at 67% of base salary, in relation to his ACIP opportunity range of 0-200% of base salary.  This is approximately 50% higher than his 2009 ACIP payment of 44% of base salary, which was driven in part by the underperformance of investment goals in 2009.  As this component of Mr. Murphy’s compensation is tied to annual financial and strategic goals, the 2010 ACIP payment reflects the significant achievements noted above.   The SEBC determined that this increase in Mr. Murphy’s ACIP payment was warranted and consistent with Selective’s pay-for-performance philosophy.

DISCUSSION OF OTHER CONTINUING NEO ACIP AWARDS

The SEBC reviewed the performance appraisal of each of the other continuing NEOs and determined their 2010 ACIP payments based on:  (i) the achievement of the 2010 ACIP financial and strategic performance goals; (ii) the achievement of departmental objectives; and (iii) attainment of individual and shared performance objectives and effort in a difficult economic environment and competitive insurance market.  A discussion of the 2010 ACIP awards for the other NEOs follows:

Mr. Thatcher – In addition to his general management accountability as a member of the executive management team, Mr. Thatcher, Executive Vice President and Chief Financial Officer, has primary responsibility for all financial matters, including investor relations, tax, capital and capital management planning, and treasury activities.  In addition, Mr. Thatcher has responsibility for corporate strategy and corporate communications, and is Chairman of the Executive Risk Committee.  In April 2010, Mr.

Thatcher assumed responsibilities for Investment Operations.  Mr. Thatcher’s major 2010 departmental goals, which were met, included:

•	Successfully reducing our alternative investment portfolio;

•	Our investment income exceeding budget by 2%;

•	Achieving a well-diversified reinsurance program, despite a difficult reinsurance market;

•	Supporting efforts on the selection and initial implementation of a new reinsurance system and a major technology effort on the decommissioning of the prior statistical reporting system; and

•	Enhancing the overall Investor Relations operations.

In addition, Mr. Thatcher’s 2010 key individual accomplishments included:

•	Leading the successful outsourcing of our Investment Operations, including the establishment of all systems, controls, and reports to effectively manage the process going forward;

•	Improvements to the enterprise risk management process with the continued development of an overall framework enabling us to evaluate strategic and business decisions; and

•	Driving our corporate strategy process, including the development of appropriate communication plans for the strategy’s articulation to every level of employee.

Based on the factors noted above, which summarize Mr. Thatcher’s performance in 2010, the CEO recommended and the SEBC agreed that Mr. Thatcher’s 2010 ACIP would be set at 63% of base salary, in relation to his ACIP opportunity range of 0-150% of base salary.  Consequently, Mr. Thatcher’s 2010 ACIP payment was slightly higher (+3%) than his 2009 ACIP.  This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical jobs.

Mr. Connell – In addition to his general management accountability as a member of the executive management team, Mr. Connell, as Senior Executive Vice President and Chief Administrative Officer, is responsible for many integrated functions, including Information Technology, which supports the achievement of our corporate goals and objectives.  Mr. Connell takes a disciplined approach in making business decisions and is responsible for our Enterprise Project Management Office (“EPMO”), which is responsible for all projects that cost over $500,000.  During 2010, Mr. Connell accomplished several goals that were instrumental in supporting the attainment of the Company’s 2010 financial and strategic objectives, and have positioned us well for future success.  Mr. Connell’s major 2010 departmental goals, which were met, included:

•	Completion of Phase II of the customer self-service automation project;

•	Development and initiation of implementation of second generation commercial lines underwriting predictive modeling;

•	Claims strategy automation, including the rollout of automated correspondence and initiation of enterprise content management effort;

•	Completion of Information Technology Services infrastructure process automation efforts; and

•	Completing automation of specified commercial line rate changes.

As in 2009, Mr. Connell’s key individual 2010 accomplishments included:  (i) leading the successful execution of discretionary technology investments; (ii) delivering efficient and cost effective technology solutions; and (iii) leading initiatives to enable improvements in technology, service, and core operations.  Examples include:

•	Playing a key support role in the development of new products driving diversification;

•	Supporting companywide expansion efforts;

•
Driving the vendor management initiative, including developing a tool that identifies expected total vendor spending and identifying opportunities for lease consolidation and replacement yielding significant annual savings; and

•	Leading the decommissioning effort of the prior statistical reporting system and migration to a new data storage array.

Based on the factors noted above, which summarize Mr. Connell’s performance in 2010, the CEO recommended and the SEBC agreed that Mr. Connell’s 2010 ACIP would be set at approximately 44% of base salary, in relation to his ACIP opportunity range of 0-175% of base salary.  Consequently, Mr. Connell’s 2010 ACIP payment was 17.6% lower than his 2009 ACIP.  This award aligns with our pay-for-performance philosophy.

Mr. Lanza – In addition to his general management accountability as a member of the executive management team, Mr. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, internal audit, government affairs, regulatory, and compliance matters.  In addition, in 2010 Mr. Lanza assumed responsibility for the state filing function for the Company.  Mr. Lanza’s major 2010 departmental goals, which were met, included:

•	Partnering with and counseling Insurance Operations leadership and staff in meeting new business, diversification, and pricing goals;

•	Providing legal support for the outsourcing of our Investment Operations;

•	Continuing to integrate the Internal Audit Department as a business partner with operating units and fostering a compliance mindset throughout the company;

•	Continuing work on stockholder matters and supporting the Board of Directors in corporate governance and corporate secretarial matters; and

•	Supporting the claims and claims legal operations in efforts to improve claims processes and reduce legal expenses.

In 2010, Mr. Lanza’s key individual accomplishments included:

•	Successfully obtaining approval from the New York Department of Insurance of a Derivative Use Plan;

•	Deploying alternative fee arrangements;

•	Leading key efforts in the legal and government affairs arena with trade associations driving issues impacting us and the insurance industry as a whole; and

•	Playing a key role in the successful negotiation of key contracts that position us to drive operational excellence and achieve key objectives in the future.

Based on the factors noted above, which summarize Mr. Lanza’s performance in 2010, the CEO recommended and the SEBC agreed that Mr. Lanza’s 2010 ACIP would be set at 51.7% of base salary, in relation to his ACIP opportunity range of 0-150% of base salary.  Consequently, Mr. Lanza’s 2010 ACIP payment was slightly higher (+3%) than his 2009 ACIP.  This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical jobs.

Mr. Marchioni – In addition to his general management accountability as a member of the executive management team, as Executive Vice President, Insurance Operations, Mr. Marchioni plays a key role for the Company in developing strategies that enhance profitability, growth, and competitive strength for the Insurance Operations.  Within his scope of responsibilities, Mr. Marchioni has oversight of the Company’s property and casualty insurance operations, including managing agency relations, claims, underwriting, customer service, and all regional operations.  Mr. Marchioni assumed responsibility for the corporate claims function in 2010.  Mr. Marchioni also serves as a member of our key management committees.

Mr. Marchioni successfully accomplished many of his 2010 goals, although the achievement of some goals was greatly impacted by the difficult economic environment and the extremely competitive commercial lines insurance market.  Under Mr. Marchioni’s leadership, our Insurance Operations did an excellent job of adhering to an underwriting discipline that balanced growth and profitability so that the Company is well positioned when the market turns.  Key departmental accomplishments included:

•	Achieving a commercial lines renewal price increase of 3.1% in an extremely competitive market that is not achieving pure rate increases;

•	Achieving a personal lines renewal price increase of 5.4% while driving key profitability initiatives;

•	Expansion of our corporate underwriting capability and the implementation of several new commercial line products driving diversification and future revenue growth; and

•	Maintaining very strong agency relationships as indicated by feedback received through an agency survey and ongoing Producer Council meetings conducted with our agents.

Mr. Marchioni’s key individual 2010 accomplishments included:

•	Leading the Claims Strategic Program, including the implementation of key automation efforts, alternative fee arrangements, and anti-fraud tools;

•	Driving an enhanced quality assurance program in support of a culture of “operational excellence;”

•	Began implementation of second generation commercial lines underwriting predictive models;

•	Completion of Phase II of the customer self-service automation project; and

•	Playing a key role in supporting the development of our strategy that will help position us for the future.

Based on the factors noted above, which summarize Mr. Marchioni’s performance in 2010, and his expanded role which now includes oversight of the claims operation, the CEO recommended and the SEBC agreed that Mr. Marchioni’s 2010 ACIP would be set at 80% of base salary, in relation to his ACIP opportunity range of 0-150% of base salary.  Consequently, Mr. Marchioni’s 2010 ACIP payment was slightly higher (+3%) than his 2009 ACIP.  This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical jobs.

Mr. Guthrie – As previously noted, Mr. Guthrie’s employment ended April 2, 2010.  Accordingly, Mr. Guthrie’s compensation for 2010 was primarily determined under the severance provisions of his employment agreement.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities reward, and assist with the retention of, our leaders.  By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to work toward achieving our long-term strategic objectives and increasing stockholder value.  We use both cash and non-cash vehicles to deliver long-term compensation, which is consistent with the market practices of our benchmark insurance groups.  For each employee eligible to participate in the LTIP, including the NEOs, a dollar denominated target award is established.  To determine the amount of the total LTIP award pool, all individual target award amounts are aggregated.

For certain executives, including the NEOs, LTIP awards are granted in overlapping three-year cycles, and allocated among three components:  (i) stock options; (ii) performance-based restricted stock units; and (iii) performance-based cash incentive units.  By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, and options with three-year ratable vesting periods, we encourage executive officers to continue their tenure with us and align their interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2008 through 2010 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Measures
01/01/08 – 12/31/10	Cumulative return on equity (“ROE”) or cumulative net premiums written (“NPW”)	TSR/NPW growth/statutory combined ratio
01/01/09 – 12/31/11	Cumulative ROE or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/10 – 12/31/12	Cumulative ROE or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio

In determining the amount of LTIP awards granted to the NEOs in 2010, the SEBC looked at several factors, including:  (i) each NEO’s ability to drive and impact our performance over the three-year grant term; (ii) each NEO’s performance during the previous year, including the achievement of department initiatives and other projects and endeavors accomplished throughout the year, as outlined above; (iii) each NEO’s total compensation in comparison to benchmark data; and (iv) our desire for long-term retention of high-performing executives.  The SEBC compared our performance, including statutory combined ratio, NPW growth, and TSR, to the performance of companies in the benchmark insurance groups to help ensure that our executive officers are competitively compensated for the results achieved in 2010.

Stock Options:  Stock options comprised a portion of the monetized value of our NEOs’ 2010 LTIP awards.  As the value delivered by a stock option is dependent on the increase in value of the underlying shares, a stock option award aligns the interests of the NEOs with those of our stockholders.  Options were awarded under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as Amended and Restated Effective as of May 1, 2010 (the “Omnibus Stock Plan”) at the closing price of our common stock as quoted on NASDAQ on the date of grant (“Fair Market Value”), and they vest ratably over three years, beginning on the first anniversary of the date of grant.  The Fair Market Value of each NEO’s stock option grant was $100,000 on date of grant, so that the full option grant may qualify for incentive stock option tax treatment.  Two percent of Mr. Murphy’s 2010 LTIP award consisted of incentive stock options, and the other NEOs received 5-6% of their 2010 LTIP award in incentive stock options.

Performance-Based Restricted Stock Units: The Black-Scholes value of the options awarded was deducted from the total monetary value of each NEO’s LTIP award granted in 2010 to determine the “adjusted monetary value” of their award.  Of the adjusted monetary value, 60% was awarded in performance-based restricted stock units granted under the Omnibus Stock Plan.  Performance-based restricted stock unit awards are generally subject to vesting based on time and attainment of certain performance measures that are set by the SEBC for each award at the outset of the award’s performance period.  The 2010 grants are subject to the following conditions:

•	Three-year vesting period; and

•
Achievement at the end of any calendar year during the three-year period beginning on January 1, 2010 and ending on December 31, 2012 of either:  (i) a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2009); or (ii) a 5% cumulative growth in policy count.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same dividend rate paid to all Selective stockholders.  Payment of DEUs remains subject to the same vesting conditions and performance measures applicable to the underlying restricted stock units.  This use of performance-based restricted stock units clearly aligns this component of NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units:  The remaining 40% of the adjusted monetary value of the NEOs’ LTIP award granted in 2010 consisted of performance-based cash incentive units granted under the Cash Incentive Plan.  As the cash incentive unit grants take into account:  (i) our three-year performance, based on NPW growth and cumulative statutory combined ratio, in each case relative to a peer group; and (ii) TSR on Selective common stock, they are also directly linked to Selective’s performance and the interests of stockholders.  Performance-based cash incentive units granted in 2010 are subject to the following terms:

•	Three-year performance period;

•	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award; and

•	The number of cash incentive units ultimately earned increases or decreases based on the following table:

Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	> = 80th percentile	100%	125%	150%	175%	200%
	55th – 79.9th percentile	75%	100%	125%	150%	175%
	45th – 54.9th percentile	50%	75%	100%	125%	150%
	35th – 44.9th percentile	25%	50%	75%	100%	125%
	< 35th percentile	0%	25%	50%	75%	100%
		< 35th percentile	35th – 44.9th percentile	45th – 54.9th percentile	55th – 79.9th percentile	> = 80th percentile
		Cumulative 3-Year Statutory Combined Ratio Relative to Peer Index

The peer group (the “Cash Incentive Unit Peer Group”) established for 2010 for comparing performance for the purposes of determining the ultimate number of performance-based cash incentive units earned consists of the following companies:

• Liberty Mutual Group Inc. • Cincinnati Financial Corporation • Utica National Insurance Group • State Auto Financial Corporation	• United Fire & Casualty • CNA Financial Corporation • Harleysville Group Inc. • Westfield Group	• Main Street America (National Grange) • The Hanover Insurance Group, Inc. • Auto-Owners Insurance Group

2007 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2007 LTIP award grants and the corresponding payout:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2007 Grant Results
Restricted Stock
• Generate a cumulative fiscal year return on average equity of at least 20% at any time during such period; or achieve a 10% cumulative growth NPW at any time during the period of January 1, 2007 to December 31, 2009	Achieved 20% cumulative ROE	100%
Cash Incentive Units(1)
•    TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory combined ratio relative to peer index during the period of January 1, 2007 to December 31, 2009
	Achieved a TSR factor of 62.14%, a statutory combined ratio of 99.22% and NPW growth of -8.17%	50% of units at $62.14

(1)  Cash incentive unit awards are denominated in units with an initial value of $100.  Appreciation or depreciation is based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award.  The number of units ultimately earned increases or decreases based on:  (i) cumulative three-year statutory NPW growth relative to a peer index; and (ii) cumulative three-year statutory combined ratio relative to a peer index.

Timing of LTIP Awards:  Stock option, restricted stock unit, and cash incentive unit awards are generally granted each year following the release of Selective’s fourth quarter and year-end earnings results.  The SEBC and the Board of Directors review final year-end results for the prior year in connection with their regularly scheduled first quarter meeting and the SEBC makes final determinations on compensation.

Stock Ownership Requirements

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value.  Selective’s stock ownership guidelines are included in our Corporate Governance Guidelines, which are available in the Corporate Governance subsection of the Investor Relations section of www.selective.com.

The following table shows the common stock ownership guidelines for our directors and certain officers, which must be met at the later of March 31, 2014 or within five years of attaining the specified position:

POSITION	REQUIREMENT
Directors	4 x annual retainer
Chairman, President & CEO	4 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents	1.5 x base salary

In calculating ownership under the guidelines:

•
Shares of our common stock currently owned, awards of restricted stock or restricted stock units (included related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

•	Unexercised stock options are not counted; and

•	Deferred shares of our common stock held in accounts of directors are counted.

We believe that our directors and officers are on track to meet the required ownership guidelines.

PERQUISITES

NEO perquisites are limited to tax preparation services, which is a prevailing industry practice.  None of the continuing NEOs took advantage of this perquisite in 2010.  Mr. Guthrie used this service in 2010 at a cost of $974.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”) employs all of our personnel, including all of the NEOs.  We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization.  This includes both a defined contribution and a defined benefit program depending on date of hire.  In addition, SICA offers a non-qualified deferred compensation plan (“Deferred Compensation Plan”) to our highly compensated officers, including the NEOs.  These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

Specifically, SICA maintains a non-contributory defined benefit pension program consisting of a tax qualified defined benefit pension plan named the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) and a supplemental employee retirement plan for certain executives and employees.  The pension program is more fully described in the section entitled “Pension Benefits” beginning on page 44.

SICA offers a tax qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) to employees, including the NEOs, who meet eligibility requirements.  Participants, other than highly compensated employees as defined by the Internal Revenue Service, could contribute 50% of their defined compensation to the Retirement Savings Plan, up to $16,500 in 2010.  Highly compensated employees were limited to 9% of their defined compensation, up to $16,500 in 2010.  Contributions by participants of up to a maximum of 7% of defined compensation were matched 65% by SICA.  Participants over the age of 50, including certain of the NEOs, may make an additional $5,500 catch-up contribution to the Retirement Savings Plan, pursuant to the Internal Revenue Code.  Effective January 1, 2006, the Retirement Savings Plan was amended to include additional enhanced matching contributions and non-elective contributions for otherwise eligible employees who, because of a date of hire after December 31, 2005, are not eligible to participate in the Retirement Income Plan.  None of the NEOs are eligible for the enhanced matching or the additional non-elective contributions.

Effective January 1, 2011, the Retirement Savings Plan was amended to:  (i) change the match so that participant contributions are matched at 100% to the first 3% of the employee’s defined compensation and 50% up to the next 3% of the employee’s defined compensation; (ii) eliminate the enhanced matching contribution and increase the non-elective contribution to 4%; and (iii) immediately vest all company matching and non-elective contributions.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may defer up to 50% of their base salary and/or up to 100% of their ACIP payment.  To the extent not matched in the Retirement Savings Plan, contributions to the Deferred Compensation Plan by participants of up to 7% of base salary were matched 65% by SICA.  Additionally, to the extent that a non-elective contribution is not made in the Retirement Savings Plan due to the limitations under the Internal Revenue Code and the plan, non-elective contributions of 4% of base salary are made by SICA.  Additional information regarding the Deferred Compensation Plan is included in the section entitled “Nonqualified Deferred Compensation” on page 46.

SICA also maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA entered into employment agreements with its key executive officers, including the NEOs, which provide for severance in the event of termination:  (i) due to death or disability; (ii) without “Cause”4; (iii) by the executive for “Good Reason”5; or (iv) after a change in control.  The SEBC was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed, and the SEBC believes that these agreements are important for recruitment and retention of key executives.  In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives.  The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.  With respect to severance payments and continued insurance coverages, the change in control provision of the employment agreements requires that the

4  “Cause” is defined in the employment agreements, but generally means the executive:  (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of his employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of his duties and obligations to the Company.

5  “Good Reason” is defined in the employment agreements, but generally means:  (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the Company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

executive’s employment be terminated within two years following a change in control.  This double trigger ensures such a payout does not automatically occur upon a change in control only. Outstanding awards under our stock and cash plans, however, vest and become exercisable upon a change in control for all employees, including the NEOs.  The employment agreements are described in the section entitled “Employment Agreements and Potential Payments upon Termination or Change of Control” beginning on page 47.  This section includes information on multipliers used in calculating the severance payment and duration of benefit coverage provided to individual executives upon termination.  These multipliers are consistent with the level and value of the position to the organization.

TAX TREATMENT AND ACCOUNTING

The SEBC intends to preserve deductibility under the Internal Revenue Code for performance-based compensation paid to its executive officers as practicable.  Section 162(m) of the Internal Revenue Code prohibits publicly-owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and is not paid pursuant to a stockholder approved plan.  Selective has two performance-based stockholder approved plans:  (i) the Omnibus Stock Plan; and (ii) the Cash Incentive Plan.

U.S. generally accepted accounting principles (“GAAP”) require that compensation expense be measured on the income statement for all share-based payments at grant date fair value of equity instruments (including employee stock options and restricted stock and restricted stock unit awards) and at market value on the day of vesting of liability instruments (including cash incentive unit awards).  The SEBC has considered the impact of GAAP on our use of stock-based compensation as a key retention tool.  The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits our compensation programs provide, does not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Internal Revenue Code, where applicable.  For example, payments made to our executive officers under our non-qualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service.

Summary Compensation Table

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2008, 2009, and 2010.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compen-sation ($)(6)	Total ($)
Gregory E. Murphy Chairman, President & Chief Executive Officer	2010 2009 2008	900,000 934,616 900,000	1,176,392 1,329,413 1,576,973	23,695 20,602 23,139	600,000 400,000 650,000	529,748 448,515 459,931	40,950 42,525 61,071	3,270,785 3,175,671 3,671,114
Dale A. Thatcher Executive Vice President & Chief Financial Officer	2010 2009 2008	475,000 493,269 465,769	401,194 401,589 505,484	23,695 20,602 23,139	300,000 291,300 250,000	70,926 52,350 43,062	21,613 64,041 33,370	1,292,428 1,323,151 1,320,824
Richard F. Connell (7) Senior Executive Vice President & Chief Administrative Officer	2010 2009 2008	450,000 467,308 450,000	401,393 454,465 551,915	23,695 20,602 23,139	200,000 242,800 275,000	108,658 103,242 96,035	20,475 20,513 51,471	1,204,221 1,308,930 1,447,560
Michael H. Lanza Executive Vice President, General Counsel & Chief Compliance Officer	2010 2009 2008	435,000 451,731 435,000	354,146 354,832 337,565	23,695 20,602 23,139	225,000 218,500 200,000	42,017 28,929 22,774	19,207 43,883 46,100	1,099,065 1,118,477 1,064,578
John J. Marchioni Executive Vice President, Insurance Operations	2010 2009 2008	375,000 381,731 325,000	401,194 308,075 265,681	23,695 20,602 23,139	300,000 291,300 175,000	46,968 33,176 22,866	17,063 30,525 18,829	1,163,920 1,065,409 830,515
Kerry A. Guthrie Former Executive Vice President & Chief Investment Officer	2010 2009 2008	106,250 441,346 421,154	376,391 404,469 501,921	23,695 20,602 23,139	0 150,000 325,000	120,475 159,938 151,006	767,822 16,548 26,735	1,394,633 1,192,903 1,448,955

(1)  Although the CEO and other NEOs, other than Mr. Marchioni, did not receive a base salary increase in 2009, the Summary Compensation Table shows an increase in salary dollars for 2009.  This increase was due to pay period timing that resulted in an extra pay period in 2009 (27 vs. 26).  This pay period timing occurs approximately once every decade.  Consequently, the NEOs, as well as every employee in the organization who was employed for the full year, were paid an additional pay period in 2009.  This did not result in an ongoing increase to the NEOs or any employee’s annual base pay rate.  The amounts in this column include any salary that certain NEOs have deferred into SICA’s Deferred Compensation Plan.  Such amounts are also included in the Nonqualified Deferred Compensation table on page 46.

(2)  This column reflects the aggregate grant date fair value of the 2010, 2009, and 2008 grants of performance-based restricted stock unit awards, and 2010, 2009, and 2008 grants of performance-based cash incentive unit awards.  Grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan, and such shares vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals.  Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period.  The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award.  The number of cash incentive units ultimately earned increases or decreases based on:  (i) cumulative three-year statutory NPW growth relative to a peer index; and (ii) cumulative three-year statutory combined ratio relative to a peer index.  Restricted stock unit and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

The grant date fair values for the aggregate of each of the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2010 to the NEOs are as follows:  Mr. Murphy: $705,792 restricted stock units and $470,600 cash incentive units; Mr. Thatcher: $230,594 restricted stock units and $170,600 cash incentive units; Mr. Connell: $240,793 restricted stock units and $160,600 cash incentive units; Mr. Lanza: $203,546 restricted stock units and $150,600 cash incentive units; Mr. Marchioni: $230,594 restricted stock units and $170,600 cash incentive units; and Mr. Guthrie: $225,791 restricted stock units and $150,600 cash incentive units.

The grant date fair values for the aggregate of each of the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2009 to the NEOs are as follows:  Mr. Murphy: $864,113 restricted stock units and $465,300 cash incentive units; Mr. Thatcher: $251,289 restricted stock units and $150,300 cash incentive units; Mr. Connell: $295,365 restricted stock units and $159,100 cash incentive units; Mr. Lanza: $222,032 restricted stock units and $132,800 cash incentive units; Mr. Marchioni: $192,775 restricted stock units and $115,300 cash incentive units; and Mr. Guthrie: $262,869 restricted stock units and $141,600 cash incentive units.

The grant date fair values for the aggregate of each of the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2008 to the NEOs are as follows: Mr. Murphy: $1,024,973 restricted stock units and $552,000 cash incentive units; Mr. Thatcher: $320,984 restricted stock units and $184,500 cash incentive units; Mr. Connell: $358,715 restricted stock units and $193,200 cash incentive units; Mr. Lanza: $214,365 restricted stock units and $123,200 cash incentive units; Mr. Marchioni: $168,681 restricted stock units and $97,000 cash incentive units; and Mr. Guthrie: $326,221 restricted stock units and $175,700 cash incentive units.

The aggregate grant date fair value reported in this column assumes the following:  (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) per unit values for the cash incentive unit awards of $100.00; and (iii) a 100% peer group unit multiplier for cash incentive unit awards.  The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above.  Although the maximum number of performance-based cash incentive units potentially issuable is 200% of the original grant, the ultimate maximum value of the grant cannot be determined due to the fact that, as stated above, the value of each unit is adjusted based on the TSR of Selective common stock, the maximum value of which is not determinable at this time.

(3)  This column reflects the aggregate grant date fair value for the 2010, 2009, and 2008 option grants.  The aggregate grant date fair value of these grants is calculated using the Black-Scholes option valuation method.  For a discussion of the weighted-average assumptions used in the valuation of these awards, see Item 8. Financial Statements and Supplementary Data, Note 16, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2010; Item 8. Financial Statements and Supplementary Data, Note 17, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2009; and Item 8. Financial Statements and Supplementary Data, Note 16, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2008.  Grants were made pursuant to the Omnibus Stock Plan, and such options vest one-third each year, beginning on the first anniversary of the grant date.  The grants are subject to forfeiture should the grantee be terminated for cause prior to vesting.  If the grantee resigns prior to vesting, any outstanding options that were vested at the time of separation from the company expire 90 days from the separation date.

(4)  Amounts in this column include awards to the NEOs earned in 2010 and paid in 2011, earned in 2009 and paid in 2010, and earned in 2008 and paid in 2009.  These awards made to Messrs. Murphy, Thatcher, Connell, Lanza, and Marchioni were granted under the Cash Incentive Plan and the awards made to Mr. Guthrie were granted under the Investment Department Compensation Program.

(5)  Amounts in this column reflect the actuarial increase in the present value of each NEOs pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes.  There were no changes to the benefit formulas under the defined pension benefit plans in 2010.  The increases in pension values reported in this column are attributable to a decrease in the discount rate used to calculate present value along with the increase of years of service of the NEOs.  There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(6)  For 2010, amounts in this column for each NEO reflect the following:

●	Mr. Murphy: $30,225 of company matching contributions to his Deferred Compensation Plan and $10,725 of company matching contributions to his 401(k) plan.

●	Mr. Thatcher: $10,888 of company matching contributions to his Deferred Compensation Plan and $10,725 of company matching contributions to his 401(k) plan.

●	Mr. Connell: $9,750 of company matching contributions to his Deferred Compensation Plan and $10,725 of company matching contributions to his 401(k) plan.

●	Mr. Lanza: $8,482 of company matching contributions to his Deferred Compensation Plan and $10,725 of company matching contributions to his 401(k) plan.

●	Mr. Marchioni: $6,338 of company matching contributions to his Deferred Compensation Plan and $10,725 of company matching contributions to his 401(k) plan.

●
Mr. Guthrie:  $748,333 of severance; $10,480 paid on Mr. Guthrie’s behalf to purchase disability insurance and $3,201 paid on Mr. Guthrie’s behalf to purchase life insurance, all in connection with his departure from Selective and pursuant to the terms of his employment agreement; $290 of company matching contributions to his Deferred Compensation Plan; $4,544 of company matching contributions to his 401(k) plan account; and $974 for tax preparation services.

(7)  Richard F. Connell will retire from Selective, effective April 1, 2011, as announced in a press release, dated December 2, 2010 and filed with the SEC on December 2, 2010 on a Form 8-K.

Grants of Plan Based Awards

The following table shows the grants of plan based awards to our NEOs in 2010:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Secur- ities Under- lying Options (#)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Cash Incentive Unit, Restricted Stock Units, and Option Awards(4) ($)
				Cash Incentive Unit Awards(3)			Re- stricted Stock Unit Awards (#)
		Thres- hold ($)	Maximum ($)	Thres- hold (#)	Target (#)	Max- imum (#)	Maximum (#)
Gregory E. Murphy	2/5/2010	$0	$1,800,000	2,353	4,706	9,412	45,447	6,439	$15.53	$1,200,087
Dale A. Thatcher	2/5/2010	$0	$712,500	853	1,706	3,412	16,471	6,439	$15.53	$424,889
Richard F. Connell	2/5/2010	$0	$787,500	803	1,606	3,212	15,505	6,439	$15.53	$425,088
Michael H. Lanza	2/5/2010	$0	$652,500	753	1,506	3,012	14,539	6,439	$15.53	$377,841
John J. Marchioni	2/5/2010	$0	$562,500	853	1,706	3,412	16,471	6,439	$15.53	$424,889
Kerry A. Guthrie	2/5/2010	$0	$850,000	753	1,506	3,012	14,539	6,439	$15.53	$400,086

(1)  Amounts represent minimum and maximum potential ACIP awards to Messrs. Murphy, Thatcher, Connell, Lanza, and Marchioni under our Cash Incentive Plan for 2010.  Maximum awards reflect the maximum ACIP award established by the SEBC.  ACIP awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  For Mr. Guthrie, the amount reflects the minimum and maximum award established by the SEBC under the Investment Department Compensation Program.  As a result of his departure from Selective on April 2, 2010, Mr. Guthrie is not eligible for this award.  Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.  For information regarding the ACIP, see the section of the Compensation Discussion and Analysis beginning on page 27 entitled “Annual Cash Incentive Program.”

(2)  Performance-based cash incentive unit awards are granted under the Cash Incentive Plan, and performance-based restricted stock unit awards and stock option awards are granted under the Omnibus Stock Plan.  For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis beginning on page 33 entitled, “Elements of Long-Term Compensation.”

(3)  The number of performance-based cash incentive units paid can range from 0-200%, and therefore, the amount payable could be $0.  The threshold selected represents 35-44.9th percentile of the Cash Incentive Unit Peer Group; the target represents 45-54.9th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than or equal to 80th percentile of the Cash Incentive Unit Peer Group.

(4)  This column includes the grant date fair value of restricted stock unit awards, cash incentive unit awards with an initial value of $100 per unit, and the grant date fair value of options calculated using the Black-Scholes option valuation method.

Outstanding Equity Awards at Fiscal Year End

The following table shows the unexercised options and unvested stock awards to our NEOs as of December 31, 2010:

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexer- cised Options (#) Exercisable	No. of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exer- cise Price ($/Sh)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Gregory E. Murphy	10,362 11,394 10,000 10,000 3,480 3,480 2,769 2,171	1,385(10) 4,343(11) 6,439(12)	10.375 11.6175 17.395 22.025 28.74 27.44 24.07 15.35 15.53	02/05/2012 02/04/2013 02/03/2014 02/01/2015 01/30/2016 01/30/2017 02/06/2018 01/30/2019 02/05/2020	46,690(3) 60,326(4) 46,964(5)	847,416 1,094,919 852,403	5,520(6) 4,653(7) 4,706(8)	477,314 394,109 536,343
Dale A. Thatcher	10,000 3,480 3,480 2,769 2,171	1,385(10) 4,343(11) 6,439(12)	22.025 28.74 27.44 24.07 15.35 15.53	02/01/2015 01/30/2016 01/30/2017 02/06/2018 01/30/2019 02/05/2020	15,600(3) 19,485(4) 17,021(5)	283,142 353,660 308,930	1,845(6) 1,503(7) 1,706(8)	159,537 127,304 194,433
Richard F. Connell	10,000 3,480 3,480 2,769 2,171	1,385(10) 4,343(11) 6,439(12)	22.025 28.74 27.44 24.07 15.35 15.53	02/01/2015 01/30/2016 01/30/2017 02/06/2018 01/30/2019 02/05/2020	16,340(3) 20,620(4) 16,023(5)	296,575 374,257 290,812	1,932(6) 1,591(7) 1,606(8)	167,060 134,758 183,036
Michael H. Lanza	3,480 3,480 2,769 2,171	1,385(10) 4,343(11) 6,439(12)	28.74 27.44 24.07 15.35 15.53	01/30/2016 01/30/2017 02/06/2018 01/30/2019 02/05/2020	10,418(3) 17,217(4) 15,024(5)	189,093 312,484 272,693	1,232(6) 1,328(7) 1,506(8)	106,531 112,482 171,639
John J. Marchioni	3,406 3,644 2,769 2,171	1,385(10) 4,343(11) 6,439(12)	22.025 27.44 24.07 15.35 15.53	02/01/2015 01/30/2017 02/06/2018 01/30/2019 02/05/2020	8,198(3) 14,948(4) 17,021(5)	148,795 271,308 308,930	970(6) 1,153(7) 1,706(8)	83,876 97,659 194,433
Kerry A. Guthrie(13)	2,252 5,460 3,480 3,480 4,154 6,514 6,439		17.395 22.025 28.74 27.44 24.07 15.35 15.53	12/31/2011 12/31/2011 12/31/2015 12/31/2015 12/31/2015 12/31/2015 12/31/2015	14,860(3) 18,352(4) 15,024(5)	269,709 333,081 272,693	1,757(6) 1,416(7) 1,506(8)	151,928 119,935 171,639

(1)  The exercise price of option grants made under the Omnibus Stock Plan is the closing market price on the date of the grant.  The exercise price of option grants made under previous equity plans is the average of the high and the low market price on the date of grant.

(2)  In the event of a termination of employment on or after an individual attains “Early Retirement Age,” as defined under the Retirement Income Plan, holders of performance-based restricted stock unit awards are vested in such awards subject only to the attainment of applicable performance measures.  The respective dates upon which each NEO attained, or is anticipated to attain his Early Retirement Age are as follows:  Mr. Murphy, 10/27/2002; Mr. Thatcher, 12/04/2015; Mr. Connell, 2/4/2008; Mr. Lanza, 12/16/2016; Mr. Marchioni 09/14/2018; and Mr. Guthrie 09/09/2007.  Mr. Guthrie’s departure from Selective on April 2, 2010 occurred following attainment of his Early Retirement Age.

(3)  Reflects number of performance-based restricted stock units initially granted and related accrued DEUs on February 6, 2008, which will vest and be payable, subject to the attainment of applicable performance measures, on February 6, 2011.

(4)  Reflects number of performance-based restricted stock units initially granted and related accrued DEUs on January 30, 2009, which will vest and be payable, subject to the attainment of applicable performance measures, on January 30, 2012.

(5)  Reflects number of performance-based restricted stock units initially granted and related accrued DEUs on February 5, 2010, which will vest and be payable, subject to the attainment of applicable performance measures, on February 5, 2013.

(6)  Reflects number of performance-based cash incentive units initially granted on February 6, 2008 to the NEOs for the three-year performance period ending December 31, 2010.  In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures.  Early Retirement Dates for the NEOs are set forth in footnote 2.  Settlement of the 2008 cash incentive unit awards will be made as soon as practicable in the 2011 calendar year, following the determination of the attainment of the applicable performance measures.

(7)  Reflects number of performance-based cash incentive units initially granted on January 30, 2009 to the NEOs for the three-year performance period ending December 31, 2011.  In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures.  Early Retirement Dates for the NEOs are set forth in footnote 2.  Settlement of the 2009 cash incentive unit awards will be made as soon as practicable in the 2012 calendar year, following the determination of the attainment of the applicable performance measures.

(8)  Reflects number of performance-based cash incentive units initially granted on February 5, 2010 for the three-year performance period ending December 31, 2012.  In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures.  Early Retirement Dates for the NEOs are set forth in footnote 2.  Settlement of the 2010 cash incentive unit awards will be made as soon as practicable in the 2013 calendar year, following the determination of the attainment of the applicable performance measures.

(9)  The amounts in this column reflect:  (i) the target 100% unit multiplier for the number of cash incentive units granted on February 6, 2008, January 30, 2009, and February 5, 2010, respectively, based on performance against the Cash Incentive Unit Peer Group; and (ii) a $86.47 per unit value for the February 6, 2008 grant, a $84.70 per unit value for the January 30, 2009 grant, and a $113.97 per unit value for February 5, 2010 grant based on TSR at December 31, 2010.  The target 100% unit multiplier is used in the calculation for the grants because performance through December 31, 2010 is below target for the February 6, 2008 and January 30, 2009 awards and at target for the February 5, 2010 grant.  The targets are identified for the February 5, 2010 grant in the Grants of Plan Based Awards table on page 41.

(10)  These options vested on February 6, 2011.

(11)  These options vested, or are scheduled to vest, as follows:  2,171 options on January 30, 2011 and 2,172 options on January 30, 2012.  Vesting may be accelerated for an individual upon his death, disability, or retirement on or after attaining Early Retirement Age, or in accordance with such individual’s employment agreement as discussed beginning on page 47

(12)  These options vested, or are scheduled to vest, as follows:  2,146 options on February 5, 2011; 2,146 options on February 5, 2012; and 2,147 options on February 5, 2013.  Vesting may be accelerated for an individual upon his death, disability, or retirement on or after attaining Early Retirement Age, or in accordance with such individual’s employment agreement as discussed beginning on page 47.

(13)  Because Mr. Guthrie’s termination from the Company occurred after he reached Early Retirement Age, upon his termination all of his options were immediately vested.

Option Exercises and Stock Vested

The following table shows the option exercises and stock vesting of grants of plan based awards by our NEOs in 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	21,062	73,559	4,438	137,889
Dale A. Thatcher	0	0	17,604	295,359
Richard F. Connell	0	0	1,438	44,679
Michael H. Lanza	0	0	12,382	207,742
John J. Marchioni	0	0	5,635	94,552
Kerry A. Guthrie	32,248	150,060	1,438	44,679

(1)  Amounts in this column include shares of performance-based restricted stock vested in 2010 as well as performance-based cash incentive units paid in 2010.  The amounts reflected in the table attributable to shares of performance-based restricted stock are as follows:  Mr. Thatcher, 16,128; Mr. Lanza, 11,344; and Mr. Marchioni, 5,162.  The amounts reflected in the table attributable to performance-based cash incentive units are as follows:  Mr. Murphy, 4,438; Mr. Thatcher, 1,476; Mr. Connell, 1,438; Mr. Lanza, 1,038; Mr. Marchioni, 473; and Mr. Guthrie, 1,438.

(2)  Amounts in this column include the value of shares of performance-based restricted stock vested in 2010 as well as the amount paid for performance-based cash incentive units in 2010.  The amounts reflected in the table attributable to shares of performance-based restricted stock are as follows:  Mr. Thatcher, $249,500; Mr. Lanza, $175,492; and Mr. Marchioni, $79,856.  The amounts reflected in the table attributable to performance-based cash incentive units are as follows:  Mr. Murphy, $137,889; Mr. Thatcher, $45,859; Mr. Connell, $44,679; Mr. Lanza, $32,251; Mr. Marchioni, $14,696; and Mr. Guthrie, $44,679.

Pension Benefits

SICA maintains a tax qualified non-contributory defined benefit pension plan, the Retirement Income Plan.  Most SICA employees, including the NEOs and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan.  SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”), as permitted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide payments to certain executives and other participants in the Retirement Income Plan equal to the difference between:  (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to ERISA and Internal Revenue Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002 to provide for different calculations based on age and company service as of that date.  Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP are computed as follows.  Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.
If a participant:  (i) attained age 50 and completed five years of vesting service on or before July 1, 2002, or (ii) completed at least 25 years of vesting service on or before July 1, 2002, a participant’s benefit is equal to 2% of Average Monthly Compensation, minus 1 3/7% of Primary Social Security Benefits multiplied by years of Benefit Service (up to 35 years), reduced by the annuity contract issued by the AXA Equitable Life Insurance Company (“Equitable”) purchased under a prior terminated defined benefit pension plan.

2.
If a participant:  (i) completed at least five years of Vesting Service; and (ii) the sum of a participant’s age and Vesting Service is 55 or more, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation, less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by Equitable that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

3.
If a participant first became eligible for the plan before July 1, 2002, but did not qualify for either 1 or 2 above, the participant’s benefit is equal to the greater of:  (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by Equitable that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

4.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service).  If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

•	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);
•	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and
•	By 40% plus 1/600th per month for each month prior to age 55.

At retirement, participants receive monthly pension payments.  There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	29.58	770,470	0
		SERP	29.58	2,355,166	0
Dale A. Thatcher	No	Retirement Income Plan	9.67	130,707	0
		SERP	9.67	112,735	0
Richard F. Connell	Yes	Retirement Income Plan	9.33	290,320	0
		SERP	9.33	243,163	0
Michael H. Lanza	No	Retirement Income Plan	5.42	71,611	0
		SERP	5.42	50,955	0
John J. Marchioni	No	Retirement Income Plan	12.00	104,863	0
		SERP	12.00	33,740	0
Kerry A. Guthrie(3)	Yes	Retirement Income Plan	21.25	463,131	0
		SERP	21.25	352,873	0

(1)  The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2)  Present value as of December 31, 2010 is calculated on the basis of Normal Retirement Age of 65.  A 5.55% discount rate is applied and the 2011 Static Mortality Table is used to calculate the values indicated.

(3)  In connection with Mr. Guthrie’s departure from Selective on April 2, 2010, his information in this table is as of such date.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their ACIP payments.  Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participant from a menu of investment options.  Participants can elect to schedule in-service withdrawals or withdrawals at separation of service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan.  For 2010, such matching contributions consisted of 65% of up to 7% of base salary, minus any matching contribution made to a participant’s Retirement Savings Plan account.  For 2011, such match will consist of 100% of the first 3% of a participant’s base salary, plus 50% of the participant’s next 3% of base salary, minus any matching contribution made to a participant’s Retirement Savings Plan.

In addition, effective January 1, 2010 the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan, to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Internal Revenue Code and the Retirement Savings Plan.  The non-elective contribution is equal to 4% of base salary, minus any non-elective contribution made to the Retirement Savings Plan.  None of the NEOs are eligible for this non-elective contribution.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2010 ($)(1)	Company Contributions in 2010 ($)(2)	Aggregate Earnings in 2010 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)(4)
Gregory E. Murphy	54,000	30,225	101,867	0	988,134
Dale A. Thatcher	47,500	10,888	42,477	0	382,858
Richard F. Connell	18,000	9,750	108,150	0	1,405,060
Michael H. Lanza	13,050	8,482	8,376	0	69,045
John J. Marchioni	18,750	6,388	8,970	0	89,178
Kerry A. Guthrie	43,875	290	64,565	182,239	542,239

(1)  Amounts in this column are attributable to 2010 salary deferred by Messrs. Murphy, Thatcher, Connell, Marchioni, and Lanza and are included in the Salary column of the Summary Compensation Table.  Of the amount in this column for Mr. Guthrie, $6,375 is attributable to 2010 salary deferred, which is included in the Salary column of the Summary Compensation Table, and $37,500 is attributable to the deferral of a portion of his Investment Department Compensation Program award, which is included in the amount reported for 2010 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)  All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3)  Amounts in this column are not included in the Summary Compensation Table because such earnings are not above market earnings.

(4)  Amounts in this column include the following contributions of the NEOs and SICA to the Deferred Compensation Plan, which amounts are included in the Summary Compensation Table:

●	For 2008: Mr. Murphy, $78,375; Mr. Thatcher, $57,695; Mr. Connell, $222,547; Mr. Lanza, $0; Mr. Marchioni $16,165; and Mr. Guthrie $156,668.

●	For 2009: Mr. Murphy, $87,877; Mr. Thatcher, $61,046; Mr. Connell, $23,132; Mr. Lanza, $22,361; Mr. Marchioni $25,730; and Mr. Guthrie $95,814.

●	For 2010: Mr. Murphy, $84,225; Mr. Thatcher, $58,388; Mr. Connell, $27,750; Mr. Lanza, $21,532; Mr. Marchioni $25,138; and Mr. Guthrie $44,165.

Employment Agreements and Potential Payments upon Termination or Change of Control

SICA entered into amended employment agreements (collectively, the “Employment Agreements”) with the NEOs, as of December 23, 2008.  The following table summarizes the principal provisions of the Employment Agreements.

Term	Continuation of the prior agreements’ initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits
Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.

Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.
Severance and Benefits on Termination without Change in Control
•      For Cause or Resignation by NEO other than for Good Reason:  Salary and benefits accrued through termination date.
•      Death or Disability:  Multiple(3) of:  (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.
•      Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by NEO:
o     Multiple(3) of:  (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.
o     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.
•      Stock Awards:  Except for termination for Cause or resignation by the NEO other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.

Severance and Benefits on Termination after Change in Control
For termination without Cause or by NEO with Good Reason within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:
•      Severance payment equal to multiple(5) of the greater of:  (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.
•      Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.
•      Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.
•      Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO for such payments or benefits.

Release; Confidentiality and Non-Solicitation
•      Receipt of severance payments and benefits conditioned upon:
o     Entry into release of claims; and
o     No disclosure of confidential or proprietary information or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement.

(1)  The Employment Agreements automatically renewed for additional one-year periods on April 25, 2010 for Mr. Murphy, on July 26, 2010 for Mr. Lanza, and on July 31, 2010 for Messrs. Connell, Thatcher, and Marchioni.

(2)  As of January 31, 2011, the annual base salaries for the NEOs were as follows:  Mr. Murphy, $900,000; Mr. Thatcher, $475,000; Mr. Connell, $450,000; Mr. Lanza, $435,000; and Mr. Marchioni, $375,000.

(3)  For Mr. Murphy the multiple is 2; for Mr. Connell the multiple is 1.75; and for Messrs. Thatcher, Lanza, and Marchioni the multiple is 1.5.

(4)  For Mr. Murphy the period is 24 months; for Mr. Connell the period is 21 months; and for Messrs. Thatcher, Lanza, and Marchioni the period is 18 months.

(5)  For Mr. Murphy the multiple is 2.99; for Mr. Connell the multiple is 2.5; and for Messrs. Thatcher, Lanza, and Marchioni the multiple is 2.

(6)  For Mr. Murphy the period is 36 months; and for Messrs. Connell, Thatcher, Lanza, and Marchioni the period is 24 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the scenarios shown as of December 31, 2010 and the payment made to Mr. Guthrie when he left Selective on April 2, 2010:

Name	Resignation(1) or Termination For Cause ($)	Retirement(2) ($)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Change in Control ($)(5)
Gregory E. Murphy	-	4,231,535	7,331,535	7,349,209	15,993,319
Dale A. Thatcher	-	1,456,036	2,589,186	2,602,441	3,471,847
Richard F. Connell	-	1,475,528	2,769,254	2,770,094	5,342,435
Michael H. Lanza	-	1,193,952	2,168,202	2,186,587	4,222,595
John J. Marchioni	-	1,134,031	2,004,684	2,021,611	3,921,098
Kerry A. Guthrie(6)	-	-	-	2,469,426	-

(1)  Other than a resignation for Good Reason.

(2)  This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs.  These awards would normally vest upon:  (i) retirement or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period.  Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs.  The value of such awards is calculated using:  (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2010.  Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon retirement or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period.  Also included in this column is the intrinsic value of unvested stock options as of December 31, 2010.  The value of such awards is calculated using the difference of the Fair Market Value as of December 31, 2010 and the stock option’s exercise price.

(3) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs.  In the event of total disability, these awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period.  In the event of death, the awards are immediately vested and payable for all participants, including the NEOs.  Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs.  The value of such awards is calculated using:  (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2010.  Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period.  Also included in this column is the intrinsic value of unvested stock options as of December 31, 2010.  The value of such awards is calculated using the difference of the Fair Market Value as of December 31, 2010 and the stock option’s exercise price.  This column also includes the severance payment provided for in each NEO’s Employment Agreement.  Payments in this column will be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums.

(4)  This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs.  These awards would normally vest upon:  (i) a termination without Cause or for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period.  Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs.  The value is calculated using:  (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2010.  The awards would fully vest and be payable following the end of the applicable three-year performance period.  Also included in this column is the intrinsic value of unvested stock options as of December 31, 2010.  The value of such awards is calculated using the difference of the Fair Market Value as of December 31, 2010 and the stock option’s exercise price.  Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement.

(5)  This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs, which would immediately vest and be payable for all participants upon a change in control, including the NEOs.  This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a change in control for any participant, including the NEOs, holding such awards under such plans.  The value of such awards is calculated using:  (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2010.  Also included in this column is the intrinsic value of unvested stock options as of December 31, 2010.  The value of such awards is calculated using the difference of the Fair Market Value as of December 31, 2010 and the stock option’s exercise price.  This column also includes the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, as provided for in each NEOs Employment Agreement.  This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed for the payment and benefits disclosed in this column.

(6)  In connection with Mr. Guthrie’s departure from Selective on April 2, 2010, the information in this table reflects the actual payment Mr. Guthrie received in accordance with his employment agreement.  His payment included:  (i) $1,122,500, which represents 1.5 times Mr. Guthrie’s base salary and the average of his annual cash incentive payments for the three calendar years prior to his termination; (ii) $13,681, which represents the cost to the company of disability and life insurance purchased on Mr. Guthrie’s behalf; (iii) $875,484, which represents the value of performance-based restricted stock units granted under the Omnibus Stock Plan and related accrued DEUs as of December 31, 2010, which are fully vested, but not yet paid; (iv) $443,502, which represents the value of performance-based cash incentive units awarded under the Cash Incentive Plan as of December 31, 2010, which are fully vested, but not yet paid; and (v) $14,259, which represents the intrinsic value of any unvested stock options as of April 1, 2010.  The value of such awards is calculated using the difference of the Fair Market Value as of April 1, 2010 and the stock option’s exercise price.  Mr. Guthrie was retirement eligible at the time of his termination and would have been entitled to:  (i) the performance-based restricted stock units granted under the Omnibus Stock Plan and related accrued DEUs; (ii) the performance-based cash incentive units awarded under the Cash Incentive Plan; and (iii) the immediate vesting of any unvested stock options even if he had not entered into his employment agreement with SICA.

DIRECTOR COMPENSATION

The following table shows compensation earned or paid to our non-employee directors during 2010 (employee directors do not receive compensation for serving on the Board).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Paul D. Bauer	31,500	82,522	32,502	146,524
W. Marston Becker	21,000	82,522	32,502	136,024
A. David Brown	54,000	57,536	32,502	144,038
John C. Burville	35,500	62,523	32,502	130,525
Joan M. Lamm-Tennant	8,000	82,522	32,502	123,024
S. Griffin McClellan III	35,500	57,536	32,502	125,538
Michael J. Morrissey	38,000	57,536	32,502	128,038
Cynthia S. Nicholson	15,500	82,522	32,502	130,524
Ronald L. O’Kelley	28,000	67,527	32,502	128,029
William M. Rue	13,500	82,522	32,502	128,524
J. Brian Thebault	29,000	82,522	32,502	144,024

(1)  This column reflects the aggregate grant date fair value for the 2010 grants of restricted stock units to directors, based on a grant date fair value of $16.71, and the portion of each director’s Annual Retainer Fee, as set forth below, paid in stock.  For 2010, at least 50% of a director’s Annual Retainer Fee was required to be paid in Selective common stock.

(2)  This column reflects the aggregate grant date fair value for the 2010 option grants to directors using the Black-Scholes option valuation method and based on a grant date fair value of $4.09.  The aggregate number of options outstanding at December 31, 2010 for each director was as follows:  Messrs. Bauer and Thebault and Ms. Lamm-Tennant: 68,109; Messrs. Becker and Burville: 38,109; Mr. McClellan: 50,109; Mr. O’Kelley: 44,109; Mr. Morrissey: 22,565; Ms. Nicholson: 7,953; and Messrs. Rue and Brown: 62,109.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2010:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$32,500
Black-Scholes Value of Annual Option Grant	$32,502
Board Meeting Attendance	$0
Committee Attendance Fee In person By telephone	$1,500 $1,000
Annual Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$15,000 $7,500 $7,500 $12,500
Lead Director Fee	$15,000
Expenses	Reasonable

As the Director Compensation table shows, in 2010 the non-employee directors received compensation in the forms of restricted stock units, stock options, and cash for their director service.  The SEBC reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee.  For 2011, the SEBC determined that the Annual Retainer Fee would be paid in cash to make the payment allocation of Selective’s director compensation program more consistent with market practice and help Selective meet the burn rate commitment that it made in its 2010 Proxy Statement.

The Annual Retainer Fee is paid in equal quarterly installments.  The portion of the Annual Retainer Fee that was paid in shares of Selective common stock in 2010 was valued based on Fair Market Value on the payment date, which was the first business day of January, April, July, and October.  The number of shares of common stock issued in each quarterly installment equals:

The amount of Annual Retainer Fee to be paid in stock x .25
The Fair Market Value of Selective common stock on the payment date.

For governance and administrative purposes, effective January 2011, the SEBC changed the payment date of the Annual Retainer to be the date in each calendar quarter that is the second business day following the release of Selective’s financial results for the previous quarter or year, as applicable.

In 2010, under the director compensation program, each non-employee director received restricted stock units of Selective common stock having a $32,500 fair value on the date of grant and options on shares having a $32,502 Black-Scholes value on the date of grant.  The restricted stock units and stock options were granted pursuant to the terms of the Omnibus Stock Plan.  For 2011, the SEBC has determined that the annual equity grant under Selective’s director compensation program will be made entirely in restricted stock units to make the compensation program more consistent with market practice.  Committee Attendance Fees and Annual Chairperson Fees were paid in cash pursuant to the table above.

Pursuant to the Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan, as amended, non-employee directors may elect by December 20 to defer their receipt of director compensation to be earned in the following year to a specified future year, the attainment of age 70, or separation from service as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee:  (i) was a Selective officer or employee in 2010; (ii) is a former Selective officer; or (iii) entered into any transaction in 2010 requiring disclosure under the section entitled “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer.  The Board of Directors did not modify any action or recommendation made by the Salary and Employee Benefits Committee with respect to executive compensation in 2010.  The Salary and Employee Benefits Committee:  (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2010 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

J. Brian Thebault, Chairperson
Paul D. Bauer
A. David Brown
John C. Burville
Cynthia S. Nicholson

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is providing Selective’s stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).  Although the vote is non-binding, the Board and the SEBC value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation philosophy is designed to seek to attract and retain talented and qualified executives by paying compensation that is generally targeted at the 50th percentile or greater of total compensation paid by comparable companies in the property and casualty insurance industry.  Our compensation programs are designed to motivate executives to achieve our corporate objectives and increase stockholder value in both the short and long term.  Accordingly, we tie our annual incentive awards to pre-determined strategic and financial business objectives and individual objectives, and we align our long-term compensation to the generation of long-term stockholder value.

Stockholders are urged to read this Proxy Statement’s Compensation Discussion and Analysis section, which discusses how our compensation policies and procedures implement our compensation philosophy.  The SEBC and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and achieving our goals.  The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action, because this vote is non-binding and advisory.  Nevertheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs.  The Board of Directors therefore recommends that you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Pursuant to the Dodd-Frank Act, Selective is also providing its stockholders with the opportunity to cast an advisory (non-binding) vote regarding the frequency of submission to stockholders of a “say-on-pay” advisory vote such as Proposal 2 in our Proxy Statement.  Under the proposed regulations issued by the SEC, stockholders also have the option to abstain from voting on this matter.  Assuming a quorum is present, the selection that receives the most votes cast on Proposal 3 at the Annual Meeting in person or by proxy will be deemed the stockholders’ selection.  By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.

“RESOLVED, that a non-binding advisory vote to approve the compensation of Selective’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and any other related material), shall be held at an annual meeting of stockholders:

•	every year;

•	every two years; or

•	every three years.”

The Board of Directors believes that an annual advisory vote on executive compensation is preferred.  An annual advisory vote will give stockholders a regular opportunity to communicate their views on our executive compensation philosophy, policies and practices as disclosed in the proxy statement every year.  The Board of Directors also believes that many of its stockholders prefer to cast an advisory vote on executive compensation every year and seeks to be responsive to these stockholders.  We understand that our stockholders may have different views as to what is the best approach for Selective.

The option of every one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders.  This is an advisory vote and not binding on Selective or its Board in any way.  The Board may therefore decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

INFORMATION ABOUT PROPOSAL 4
Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The Board of Directors has approved the appointment and has directed that such appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required.  The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm.  Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 2011 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.  In 2010, Selective paid KPMG LLP $1,262,750 for audit and audit-related services and $78,200 for non-audit services provided by KPMG LLP to Selective in 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2010 and 2009:

Category	2010	2009
Audit Fees	$1,172,750	$1,197,500
Audit-Related Fees(1)	$90,000	$181,500
Tax Fees	$0	$0
All Other Fees(2)	$78,200	$78,000
TOTAL	$1,340,950	$1,457,000

(1)  Audit-Related Fees for 2010 and 2009 consisted primarily of amounts associated with:  (i) audits of our benefit plans for 2009 and 2008, respectively; and (ii) consents.

(2)  All Other Fees for 2010 and 2009 consisted of the independent actuarial reviews and reserve opinions.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.  The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting.  In 2010, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.  KPMG LLP provided no tax services in 2010.  Any such future services also would require Audit Committee pre-approval on an individual engagement basis.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors.  Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee has:

•
Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

•
Reviewed and discussed the audited financial statements for the year ended December 31, 2010, included in the Annual Report on Form 10-K, with management, which represented to the Audit Committee that:  (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

•
Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 61, as amended.

•
Discussed with KPMG LLP, the independent registered public accounting firm’s independence from Selective and its management, including the matters in the written disclosures from the independent accountants delivered to the Audit Committee as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee of Selective’s Board of Directors,

Paul D. Bauer, Chairperson
John C. Burville
Michael J. Morrissey
Ronald L. O’Kelley
J. Brian Thebault

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2012 Proxy

From time-to-time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting.  Under the rules of the SEC (under the Exchange Act), stockholder proposals to be included in the proxy statement for the 2012 Annual Meeting of Stockholders must be received by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890 no later than November 26, 2011.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to present a proposal outside of Rule 14a-8 under the Exchange Act or to nominate a director must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting.  Thus, a notice of a stockholder proposal for the 2012 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 29, 2011 or after December 29, 2011.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold.  YOU ARE THEREFORE URGED TO PROMPTLY VOTE YOUR SHARES BY:  (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE.  Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:
Robyn P. Turner
Corporate Secretary

March 25, 2011
Branchville, New Jersey

DOCUMENTS INCORPORATED BY REFERENCE

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2010.

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, NJ 07890-1000

From East:
Route I-80 West to Route 15 North to Route 206 North.  Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light, then left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations.  2nd entrance on right - Corporate office/main reception area.

From West:
Route I-80 East to Route 94 North to Route 206 North.  Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations.  2nd entrance on right - Corporate office/main reception area.
- or -
Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North.  Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations.  2nd entrance on right - Corporate office/main reception area.
- or -
Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North.  Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations.  2nd entrance on right - Corporate office/main reception area.

From North:
Route I-84 (East or West) to PA Route 209 South to Route 206 South. Left at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then turn left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From South:
Route 206 North or Route I-80 West to Route 15 North to Route 206 North.  Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street).  Turn right at Post Office onto Wantage Avenue (Route 519).  1st entrance on right - Northeast Operations.  2nd entrance on right - Corporate office/main reception area.

SELECTIVE®

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and 1 year for Item 3.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Paul D. Bauer	☐	☐	☐	**05** Gregory E. Murphy	☐	☐	☐
02 John C. Burville	☐	☐	☐	**06** Cynthia S. Nicholson	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 Joan M. Lamm-Tennant	☐	☐	☐	**07** Ronald L. O'Kelley	☐	☐	☐
04 Michael J. Morrissey	☐	☐	☐	**08** William M. Rue	☐	☐	☐

2. Approve a non-binding advisory resolution on compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote for 1 year.

3. Approve a non-binding advisory resolution on the frequency of an advisory resolution on the compensation of Selective's named executive officers. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ___________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SELECTIVE INSURANCE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 27, 2011

3:00 PM Eastern Time

40 Wantage Avenue
Branchville, New Jersey 07890

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 4 and for 1 year for Item 3.

By signing the proxy, you revoke all prior proxies and appoint Paul D. Bauer and S. Griffin McClellan III, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.eproxy.com/sigi
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 26, 2011.

PHONE
1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 26, 2011.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.